Exhibit 14

Telefónica Móviles, S.A.

TELEFÓNICA MÓVILES, S.A.
FINANCIAL STATEMENTS FOR 2004
TOGETHER WITH MANAGEMENT REPORT AND
AUDITORS’ REPORT

Raimundo Fdez Villaverde, 65
28003 Madrid
España

Tel: +34 915 14 50 00
Fax: +34 915 14 51 80
+34 915 56 74 30
www.deloitte.es
Translation of a report originally issued in Spanish based on our work performed in accordance with generally accepted auditing standards in Spain. In the event of a discrepancy, the Spanish-language version prevails.
AUDITORS’ REPORT ON FINANCIAL STATEMENTS
To the Stockholders of
Telefónica Móviles, S.A.:
1.	We have audited the financial statements of Telefónica Móviles, S.A. comprising the balance sheet as of December 31, 2004, and the related statement of income and notes to financial statements for the year then ended. The preparation of these financial statements is the responsibility of the Company’s directors. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the documentation supporting the financial statements and evaluation of their presentation, of the accounting principles applied and of the estimates made.

2.	As required by Spanish corporate law, for comparison purposes the directors present, in addition to the 2004 figures for each item in the balance sheet and statements of income and of changes in financial position, the figures for 2003. Our opinion refers only to the 2004 financial statements. Our auditors’ report dated February 18, 2004, on the 2003 financial statements contained an unqualified opinion.

3.	Pursuant to current legislation, in its financial statements the Company values its investments in accordance with the methods described in Note 4 to the financial statements referred to above and also prepares consolidated financial statements. On March 4, 2005, we issued our auditors’ report on the 2004 consolidated financial statements of Telefónica Móviles, S.A. and Subsidiaries, in which we expressed an unqualified opinion. Note 4 to the financial statements referred to above summarizes the main captions in the 2004 consolidated financial statements.

4.	In our opinion, the financial statements for 2004 referred to above present, in all material respects, a true and fair view of the net worth and financial position of Telefónica Móviles, S.A. as of December 31, 2004, and of the results of its operations and of the funds obtained and applied by it in the year then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles and standards applied on a basis consistent with that of the preceding year.

5.	The accompanying management report for 2004 contains the explanations which the directors consider appropriate about the Company’s situation, the evolution of its business and other matters, but is not an integral part of the financial statements. We have checked that the accounting information in the management report is consistent with that contained in the financial statements for 2004. Our work as auditors was confined to checking the management report with the aforementioned scope, and did not include a review of any information other than that drawn from the Company’s accounting records.
DELOITTE, S.L.
Registered in ROAC under no. S0692

/s/ Javier Ares San Miguel Javier Ares San Miguel
March 4, 2005

Deloitte, S.L. Inscrita en el Registro Mercantil do Madrid , Tomo 13.650, folio 188, seccion 8, hoja M-54414.	Member of
inscripcion 96, C.I.F. : B-79104469. Domicilio Social: Raimundo Fernandez Villaverde, 65, 28003 Madrid	Deloitte Touche Tohmatsu

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20).
In the event of a discrepancy, the Spanish-language version prevails.

Telefónica Móviles, S.A.

BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

	Thousands of Euros
ASSETS	2004	2003

FIXED AND OTHER NONCURRENT ASSETS	15,126,660	9,949,554

Start-up expenses (Note 5)	32,179	64,020

Intangible assets (Note 6)	3,677	6,266

Intellectual property	4,863	4,863
Computer software	6,128	5,747
Computer software in progress	119	546
Accumulated amortization	-7,433	-4,890

Property, plant and equipment (Note 7)	3,406	5,657

Furniture	3,051	3,052
Computer hardware	5,220	5,162
Telephone Installations	4,469	4,428
Advances on tangible fixed assets	13	23
Accumulated depreciation	-9,347	-7,008

Long-term investments	15,087,398	9,873,611

Investments in Group and associated companies (Note 8-a)	8,724,290	4,982,034
Loans to Group and associated companies (Notes 8-a and 11)	7,458,862	6,730,945
Long-term deposits and guarantees given (Note 8-a)	401,706	468,514
Other long-term loans (Note 8-a)	106,713	—
Receivable from public authorities (Notes 8-a and 12-a)	330,757	178,132
Allowances (Note 8-b)	-1,934,930	-2,486,014

DEFERRED CHARGES (Note 4-f)	8,151	5,794

CURRENT ASSETS	770,406	868,861

Accounts receivable	137,587	113,666

Receivable from Group and associated companies (Note 11)	133,409	103,003
Employee receivables	339	394
Receivable from public authorities (Note 12-b)	2,880	8,376
Sundry accounts receivable	959	1,893

Short-term investments	624,677	754,389

Loans to Telefónica Group companies (Notes 9 and 11)	518,904	753,375
Short-term deposits and guarantees given and other (Note 9)	103,752	—
Short-term investment securities	2,021	1,014

Cash	13	38

Accrual accounts	8,129	768

TOTAL ASSETS	15.905,217	10,824,209

     The accompanying Notes 1 to 20 are an integral part of these balance sheets.

Telefónica Móviles, S.A.

BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

	Thousands of Euros
STOCKHOLDERS’ EQUITY AND LIABILITIES	2004	2003

STOCKHOLDERS’ EQUITY (Note 10)	4,078,333	4,019,910

Capital stock	2,165,275	2,165,275

Additional paid-in capital	154,894	154,894

Legal reserve	433,055	433,055

Other reserves	470,730	—

Income for the year	854,379	1,266,686

Income for the year	854,379	1,266,686

DEFERRED REVENUES (Note 4-f)	90,198	38,528

PROVISIONS FOR CONTINGENCIES AND EXPENSES (Note 13-b)	868,462	1,046,455

LONG-TERM DEBT	9,083,485	4,528,702

Payable to Telefónica Group and associated companies (Note 11)	9,083,485	4,528,702

CURRENT LIABILITIES	1,784,739	1,190,614

Payable to Group and associated companies (Note 11)	1,764,428	1,171,793

Accounts payable for purchases and services	14,333	10,085

Other nontrade payables	5,978	8,736

Payable to public authorities (Note 12-b)	897	1,047
Other nontrade payables	5,081	7,689

TOTAL STOCKHOLDERS’ EQUITY AND LIABILITIES	15,905,217	10,824,209

     The accompanying Notes 1 to 20 are an integral part of these balance sheets.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20).
In the event of a discrepancy, the Spanish-language version prevails.

Telefónica Móviles, S.A.

2004 AND 2003 STATEMENTS OF INCOME

	Thousands of Euros
EXPENSES	2004	2003

Personnel expenses (Note 13-a)	33,243	40,186

Depreciation and amortization expense (Notes 5, 6 and 7)	36,996	37,389

Other operating expenses	56,881	47,799
Outside services provided by Telefónica Group companies (Note 11)	8,709	11,197
Other outside services	48,172	36,602

OPERATING INCOME	—	—

Financial expenses on debts	332,810	317,761

Telefónica Group companies (Note 11)	331,448	312,631
Other companies	1,362	5,130

Variation in short-term investment valuation allowances	13,196	—

Exchange losses	357,806	508,119

FINANCIAL INCOME	—	—

INCOME FROM ORDINARY ACTIVITIES	—	—

Extraordinary expenses	797,617	775,615

Variation in control portfolio allowances (Note 8-b)	389,559	775,226
Extraordinary expenses (Note 13-b)	408,058	389

EXTRAORDINARY INCOME	736,282	1,245,854

INCOME BEFORE TAXES	510,821	942,595

INCOME FOR THE YEAR	854,379	1,266,686
     The accompanying Notes 1 to 20 are an integral part of these statements of income.

Telefónica Móviles, S.A.

2004 AND 2003 STATEMENTS OF INCOME

	Thousands of Euros
REVENUES	2004	2003
Net sales	39,853	38,346

Revenues from Telefónica Group companies (Note 11)	38,098	36,895
Other revenues	1,755	1,451

OPERATING LOSS	87,267	87,028

Revenues from equity investments	—	436

Telefónica Group companies (Note 11)	—	436

Other financial revenues	376,462	368,937

Telefónica Group companies (Note 11)	362,088	359,027
Other companies	14,374	9,910

Exchange gains	189,156	240,276

FINANCIAL LOSS	138,194	216,231

LOSS ON ORDINARY ACTIVITIES	225,461	303,259

Extraordinary revenues	1,533,899	2,021,469

Variation in control portfolio allowances (Note 8-b)	933,211	—
Extraordinary revenues (Note 13-b)	600,688	2,021,469

EXTRAORDINARY LOSS	—	—

LOSS BEFORE TAXES	—	—

Corporate income tax (Note 12-d)	343,558	324,091

LOSS FOR THE YEAR	—	—

     The accompanying Notes 1 to 20 are an integral part of these statements of income.

Telefónica Móviles, S.A.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20). In the event of a discrepancy, the Spanish-language version prevails.
TELEFÓNICA MÓVILES, S.A.
NOTES TO FINANCIAL STATEMENTS FOR 2004
1) INTRODUCTION AND GENERAL INFORMATION
On January 12, 2000, the Board of Directors of Telefónica, S.A. resolved to incorporate a company to group together all the Telefónica Group’s wireless communications businesses in the world, which were located in Europe, Latin America and the Maghreb. Pursuant to this resolution, Telefónica Móviles, S.A. (“the Company” or “Telefónica Móviles”), with registered office at calle Goya, 24, Madrid (Spain), was incorporated on February 14, 2000.
The corporate purpose of Telefónica Móviles, per Article 2 of its bylaws, is the performance of all manner of activities in the field of telecommunications and value added services. All the business activities that constitute the corporate purpose may be performed either directly by the Company or through ownership interests in companies with an identical or a similar corporate purpose.
On October 26, 2000, the Stockholders’ Meeting of Telefónica Móviles resolved to launch an initial public offering (IPO) through a capital increase. In November 2000 Telefónica Móviles, S.A. applied for the admission of its shares to listing on the New York Stock Exchange (NYSE), instrumented in American Depositary Shares (ADS), and on the Madrid, Valencia, Barcelona and Bilbao Stock Exchanges, and for the inclusion of its shares in the Spanish computerized trading system (continuous market). All the shares were subscribed in the initial public offering.
The Company’s main asset consists of holdings in various telecommunications operators in several different countries. The companies composing the Group as of December 31, 2004, and Telefónica Móviles, S.A.’s percentages of ownership in each of them are detailed in Exhibit I to these notes to financial statements.
2) BASIS OF PRESENTATION OF THE FINANCIAL STATEMENTS
     a) True and fair view
The financial statements were prepared from the accounting records of Telefónica Móviles, S.A. All the accounting regulations in force were applied, and, accordingly, these financial statements give a true and fair view of the net worth, financial position, results of operations and funds obtained and applied in 2004 and 2003.

Telefónica Móviles, S.A.

These financial statements as of December 31, 2004, which were prepared by the Company’s directors, will be submitted for approval by the Stockholders’ Meeting, and it is considered that they will be approved without any changes.
The figures shown in the documents composing these financial statements and in the management report are expressed in thousands of euros, unless indicated otherwise.
     b) Comparative information
There were no changes in the structure of the balance sheet or statement of income with respect to 2003. In order to facilitate comparison, and to improve the presentation of the information relating to the preceding year, additional information has been included and nonmaterial reclassifications have been made in some of these notes to financial statements.
Except for the acquisitions made and described in Note 8, there were no significant events preventing comparison of the amounts relating to the reporting year with those of the preceding year.
3) DISTRIBUTION OF INCOME
The Board of Directors will propose for approval by the Stockholders’ Meeting the following distribution of income:

Thousands of
Euros

Income for the year	854,379
Distribution:
Dividends	835,796
To voluntary reserves	18,583
4) VALUATION STANDARDS
The main valuation methods used by the Company in preparing its financial statements were as follows:
     a) Start-up expenses
Start-up expenses, which comprise incorporation and capital increase expenses, are recorded at cost and are amortized on a straight-line basis over five years.
     b) Property, plant and equipment and intangible assets
Property, plant and equipment and intangible assets are carried at the lower of cost or market.
The Company depreciates its property, plant and equipment and amortizes its intangible assets by the straight-line method at annual rates based on the following years of estimated useful life:

Telefónica Móviles, S.A.

Years of
Estimated Useful
Life

Intellectual property	5
Computer software	3
Furniture	5
Computer hardware	3
Plant	5
Property, plant and equipment maintenance and repair expenses that do not lead to improvements or to a lengthening of the useful lives of the assets are expensed currently.
c) Long-term investments
Long-term investments are recorded at cost net, where appropriate, of the required allowances calculated on the basis of the underlying book value of the investments, which is obtained from the investees’ financial statements (made uniform with those of the Parent Company), adjusted by the amount of the unrealized gains disclosed at the time of the acquisition and still existing at year-end.
The Company has majority holdings in the capital stock of certain companies and significant holdings in other companies. The accompanying financial statements do not reflect the increases in value that would arise from applying consolidation methods to the majority holdings or from accounting for the holdings in associated companies by the equity method.
The Company has prepared separate consolidated financial statements. The main captions in the consolidated balance sheets as of December 31, 2004 and 2003, and in the consolidated statements of income for 2004 and 2003 are summarized as follows:

	Thousands of Euros
	2004	2003

Assets	22,647,205	15,664,065
Stockholders’ equity	4,719,893	4,040,435
Operating revenues	12,044,861	10,237,978
Income for the year	1,633,910	1,607,838
     d) Short-term investments
Short-term investments are valued at face value plus the accrued interest receivable at year-end.
     e) Corporate income tax
The expense for corporate income tax of each year is calculated on the basis of book income before taxes, increased or decreased, as appropriate, by the permanent differences from taxable income, net of tax relief and tax credits, excluding tax withholdings and prepayments.

Telefónica Móviles, S.A.

Prepaid taxes are recorded when their future recovery is reasonably assured. Prepaid taxes which will foreseeably be reversed over a period exceeding ten years are not recognized, unless there are deferred taxes for the same or a higher amount and their reversal period is the same as that of the prepaid taxes.
The Company files corporate income tax returns with Telefónica, S.A. and, accordingly, the tax asset arising from the tax loss carryforwards is recorded under the “Loans to Telefónica Group Companies” in the accompanying balance sheets (see Note 11).
f) Foreign currency transactions
Foreign currency transactions are recorded at their equivalent euro value, applying the exchange rates prevailing at the transaction date.
Exchange gains and losses arising from the settlement of balances resulting from foreign currency transactions are recognized as revenues or expenses, as appropriate, when they arise.
Foreign currency receivables and payables at year-end are translated to euros at the exchange rates prevailing at that date, or at the exchange rate established in hedging transactions, and are classified by due date and currency, and for this purpose currencies which, although different, are officially convertible are grouped together.
The resulting positive net differences are recorded under the “Deferred Revenues” caption on the liability side of the balance sheet, unless exchange losses have been charged to income in prior years or in the current year, in which case the positive differences are credited to period income up to the limit of the negative net differences charged to income in prior years or in the current year. Negative differences are charged directly to income.
Foreign currency transactions to specifically finance investments in investees are deemed to be hedging transactions, since the foreign currency in which the financing is denominated is either the same as or is correlated with the functional currency of the country in which the investment is made, and of the cash flows generated by the investment, and the expected flows of dividends and management fees are sufficient to ensure full repayment of the loans concerned throughout their term. Consequently, to ensure the appropriate matching of revenues and expenses, the exchange differences arising from the adjustments made are allocated to the “Deferred Revenues” or “Deferred Charges” captions, as appropriate, and are amortized based on the maturity of the loans. As of December 31, 2004 and 2003, €8,151 thousand and €5,794 thousand, respectively, were recorded under the “Deferred Charges” caption in this connection.
g) Classification of receivables and payables
In the accompanying balance sheets, accounts receivable and payable maturing in under 12 months from the balance-sheet date are classified as short-term receivables and payables.
h) Recognition of revenues and expenses
Revenues and expenses are recognized on an accrual basis, i.e. when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises.
However, in accordance with the accounting principle of prudence, foreseeable contingencies and losses, including possible losses, are recorded as soon as they become known.

Telefónica Móviles, S.A.

i) Derivative products
Transactions whose purpose and effect is to eliminate or significantly reduce exchange, interest rate or market risk on asset and liability positions or on other transactions are treated as hedging transactions. The gains or losses arising during the life of these derivatives are taken to the statement of income using the same timing of recognition method as that used to recognize the gains or losses on the underlying hedged asset or transaction (see Note 16).
Transactions which, for accounting purposes, were not assigned to hedge risks, are not treated as hedging transactions. In transactions of this kind, the related provision is recorded with a charge to income as soon as potential losses are anticipated; gains are recorded when finally settled.
j) Pension plan
Telefónica Móviles, S.A. has arranged a pension plan pursuant to Pension Plans and Funds Law 8/1987, with the following features:
•	Contribution of between 4.51% and 6.87% of the participants’ regulatory salary.

•	Obligatory contribution for participants of a minimum of 2.2% of their salary.

•	Individual financial capitalization system.
The plan is assigned to “FONDITEL B, FONDO DE PENSIONES”, managed by the Telefónica Group company FONDITEL. The contributions made by the Company in 2004 and 2003 totaled €699 thousand and €963 thousand, respectively, and these amounts are included under the “Personnel Expenses” caption in the accompanying statements of income.
5) START-UP EXPENSES
Start-up expenses comprise incorporation and capital increase expenses and are recorded at cost. They relate mainly to the costs incurred in 2000 in connection with the initial public offering (see Note 1).
The detail of the balances of the “Start-up Expenses” caption and of the variations therein in 2003 and 2004 is as follows:

	Thousands of Euros
	Balance at			Balance at
	12/31/02	Additions	Amortization	12/31/03

Incorporation expenses	18	—	(7)	11
Capital increase expenses	95,771	70	(31,832)	64,009

Total	95,789	70	(31,839)	64,020

	Thousands of Euros
	Balance at			Balance at
	12/31/03	Additions	Amortization	12/31/04

Incorporation expenses	11	—	(7)	4
Capital increase expenses	64,009	—	(31,834)	32,175

Total	64,020	—	(31,841)	32,179

Telefónica Móviles, S.A.

6) INTANGIBLE ASSETS
The detail of the balances of the “Intangible Assets” caption and of the variations therein in 2003 and 2004 is as follows:
a) Cost

	Thousands of Euros
	Balance at				Balance at
	12/31/02	Additions	Retirements	Transfers	12/31/03

Intellectual property	4,863	—	—	—	4,863
Computer software	3,638	150	—	1,959	5,747
Computer software in progress	2,100	109	—	(1,663)	546

Total	10,601	259	—	296	11,156

	Thousands of Euros
	Balance at				Balance at
	12/31/03	Additions	Retirements	Transfers	12/31/04

Intellectual property	4,863	—	—	—	4,863
Computer software	5,747	212	(103)	272	6,128
Computer software in progress	546	87	(201)	(313)	119

Total	11,156	299	(304)	(41)	11,110

b) Accumulated amortization

	Thousands of Euros
	Balance at				Balance at
	12/31/02	Additions	Retirements	Transfers	12/31/03

Intellectual property	1,392	975	—	—	2,367
Computer software	943	1,580	—	—	2,523

Total	2,335	2,555	—	—	4,890

	Thousands of Euros
	Balance at				Balance at
	12/31/03	Additions	Retirements	Transfers	12/31/04

Intellectual property	2,367	974	—	—	3,341
Computer software	2,523	1,676	(91)	(16)	4,092

Total	4,890	2,650	(91)	(16)	7,433

7) PROPERTY, PLANT AND EQUIPMENT
The detail of the balances the “Property, Plant and Equipment” caption and of the variations therein in 2003 and 2004 is as follows:
a) Cost

	Thousands of Euros
	Balance at				Balance at
	12/31/02	Additions	Retirements	Transfers	12/31/03

Furniture	2,874	42	—	136	3,052
Computer hardware	4,643	171	—	348	5,162
Telephone Installations	4,363	51	—	14	4,428
Construction in progress	795	22	—	(794)	23

Total	12,675	286	—	(296)	12,665

Telefónica Móviles, S.A.

	Thousands of Euros
	Balance at				Balance at
	12/31/03	Additions	Retirements	Transfers	12/31/04

Furniture	3,052	—	(1)	—	3,051
Computer hardware	5,162	194	(182)	46	5,220
Telephone Installations	4,428	27	—	14	4,469
Construction in progress	23	9	—	(19)	13

Total	12,665	230	(183)	41	12,753

b) Accumulated depreciation

	Thousands of Euros
	Balance at				Balance at
	12/31/02	Additions	Retirements	Transfers	12/31/03

Furniture	700	596	—	—	1,296
Computer hardware	2,040	1,569	—	—	3,609
Telephone Installations	1,273	830	—	—	2,103

Total	4,013	2,995	—	—	7,008

	Thousands of Euros
	Balance at				Balance at
	12/31/03	Additions	Retirements	Transfers	12/31/04

Furniture	1,296	611	—	—	1,907
Computer hardware	3,609	1,050	(182)	16	4,493
Telephone Installations	2,103	844	—	—	2,947

Total	7,008	2,505	(182)	16	9,347

As of December 31, 2004, the fully depreciated computer hardware amounted to €3,303 thousand.
The Company takes out insurance policies to cover the possible risks to which its property, plant and equipment and intangible assets are subject.
8) LONG-TERM INVESTMENTS
This caption includes mainly the equity investments in Group or associated companies and the loans granted to these companies.
a) Cost
The detail of the balances of the “Long-Term Investments” caption and of the variations therein in 2003 and 2004 is as follows:

	Thousands of Euros
	Balance at				Exchange Rate	Balance at
	12/31/02	Additions	Retirements	Transfers	Adjustment	12/31/03

Investments in Group and associated companies (1)	5,154,408	16,110	(247,462)	58,978	—	4,982,034
Loans to Group companies	5,031,512	1,438,369	(404,003)	961,853	(296,786)	6,730,945
Long-term guarantees and deposits given	840	148,494	(71,266)	390,446	—	468,514
Receivable from public authorities	263,460	17,396	(41,731)	(60,993)	—	178,132

Total	10,450,220	1,620,369	(764,462)	1,350,284	(296,786)	12,359,625

Telefónica Móviles, S.A.

	Thousands of Euros
	Balance at				Exchange Rate	Balance at
	12/31/03	Additions	Retirements	Transfers	Adjustment	12/31/04

Investments in Group and associated companies (1)	4,982,034	3,966,482	—	(224,226)	—	8,724,290
Loans to Group companies	6,730,945	1,560,945	(299,750)	(383,613)	(149,665)	7,458,862
Long-term guarantees and deposits given	468,514	—	(66,808)	—	—	401,706
Other long-term loans	—	115,861	—	—	(9,148)	106,713
Receivable from public authorities	178,132	169,541	(1,161)	(15,755)	—	330,757

Total	12,359,625	5,812,829	(367,719)	(623,594)	(158,813)	17,022,328

(1)	The detail of the subsidiaries and associated companies is shown in Exhibit I.
The “Long-Term Guarantees and Deposits Given” caption includes mainly the balances covering guarantees of Ipse 2000, S.p.A. amounting to €467,675 thousand as of December 31, 2003, and to €400,866 thousand as of December 31, 2004. The balance of these deposits will decrease as and when the respective obligations guaranteed are reduced (see Note 15).
The variations in the “Investments in Group and Associated Companies” caption in 2003 and 2004 were as follows:

	Thousands of Euros
	Balance at				Balance at
	12/31/02	Additions	Retirements	Transfers	12/31/03

Telefónica Móviles España, S.A.	933,211	—	—	—	933,211
TES Holding, S.A. de C.V.	136,638	—	—	—	136,638
Telefónica Móviles Argentina, S.A.	495,786	—	—	—	495,786
Telefónica Móviles Interacciona, S.A.	201,770	—	(233,770)	32,000	—
TCG Holdings, S.A.	216,008	3,746	—	18,785	238,539
Telefónica Móviles Perú Holding, S.A.A.	254,457	—	—	—	254,457
Telefónica Móviles México, S.A. de C.V.	995,616	3,375	—	—	998,991
Brasilcel, N.V.	1,899,422	—	—	—	1,899,422
Telefónica Móviles Aplicaciones y Soluciones, S.A.	9,215	285	—	—	9,500
Telefónica Mobile Solutions, S.A.	60	7,000	(13,692)	6,632	—
Telefónica Móviles Puerto Rico, Inc.	—	639	—	—	639
Telefónica Móviles Uruguay Holding, S.A.	50	—	—	—	50
Other	12,175	1,065	—	1,561	14,801

Total	5,154,408	16,110	(247,462)	58,978	4,982,034

Telefónica Móviles, S.A.

	Thousands of Euros
	Balance at				Balance at
	12/31/03	Additions	Retirements	Transfers	12/31/04

Telefónica Móviles España, S.A.	933,211	—	—	—	933,211
TES Holding, S.A. de C.V.	136,638	—	—	17,294	153,932
Telefónica Móviles Argentina, S.A.	495,786	—	—	—	495,786
Telefónica Móviles Interacciona, S.A.	—	—	—	—	—
TCG Holdings, S.A.	238,539	—	—	—	238,539
Telefónica Móviles Perú Holding, S.A.A.	254,457	—	—	—	254,457
Telefónica Móviles México, S.A. de C.V.	998,991	—	—	—	998,991
Brasilcel, N.V.	1,899,422	279,957	—	—	2,179,379
Telefónica Móviles Aplicaciones y Soluciones, S.A.	9,500	—	—	—	9,500
Telefónica Mobile Solutions, S.A.	—	—	—	—	—
Telefónica Móviles Puerto Rico, Inc.	639	573	—	—	1,212
Panamá Celular Holding B.V.	—	275,778	—	(37,604)	238,174
Telefónica Móviles Uruguay Holding	50	25,753	—	—	25,803
BellSouth Colombia S.A.	—	115,601	—	—	115,601
Cellular Holdings (Central América), Inc.	—	37,934	—	—	37,934
Comtel Comunicaciones Telefónicas S.A.	—	153	—	—	153
Comunicaciones Móviles de Perú, S.A.	—	167	—	—	167
Ecuador Cellular Holding, B.V.	—	663,428	—	—	663,428
Guatemala Cellular Holding, B.V.	—	29,387	—	—	29,387
Inversiones Telefónica Móviles Holding, S.A.	—	423,886	—	—	423,886
Latin American Cellular Holding, B.V.	—	1,574,206	—	(196,484)	1,377,722
Multi Holding Corporation	—	298,715	—	—	298,715
Telcel, C.A.	—	240,468	—	—	240,468
Other	14,801	476	—	(7,432)	7,845

Total	4,982,034	3,966,482	—	(224,226)	8,724,290

The most significant events in 2004 and 2003 were as follows:
2004
On June 10, 2004, an additional holding of 13.95% was acquired in Mobipay Internacional, thereby increasing the total ownership interest in this company to 50%.
On July 23, 2004, Telefónica Móviles, S.A. acquired, through Inversiones Telefónica Móviles Holding, S.A., all the shares of Telefónica Móvil de Chile, S.A., which provides wireless telecommunications services in Chile, for US$ 1,058 million and the assumption of debt amounting to CLP 168,000 million. Since that date, Telefónica Móvil de Chile, S.A. has been fully consolidated in the Móviles Group. The acquisition cost for Telefónica Móviles was €870 million (of which €400,868 thousand are recorded as “Investments in Group Companies” and the remainder as “Loans to Group Companies”).
In 2004 various capital contributions totaling €279,957 were made to Brasilcel, N.V. to finance increases in the ownership interests (through direct and indirect acquisitions) in the following companies: Sudestecel Participações, S.A., Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participações, S.A., Celular CRT Participações, S.A. and Tele Centro Oeste Celular Participações, S.A. (TCO).
On March 5, 2004, Telefónica Móviles, S.A. reached an agreement with BellSouth Corporation (“BellSouth”) for the acquisition of all the holdings owned by it in Argentina, Chile, Peru, Venezuela, Colombia, Ecuador, Uruguay, Guatemala, Nicaragua and Panama.

Telefónica Móviles, S.A.

The effective transfer of the shares of these companies was conditional upon the obtainment of the required regulatory authorizations in each country and, where applicable, on the acceptance of the offers by the minority stockholders. The shares were effectively transferred in the last quarter of 2004. All BellSouth’s holdings in Ecuador, Guatemala and Panama were transferred on October 14, 2004, and the holdings in Colombia, Nicaragua, Peru, Uruguay and Venezuela were transferred on October 28, 2004. Lastly, the holdings in Chile and Argentina were transferred on January 7 and 11, 2005, respectively (see Note 18).
In addition to the acquisition of the BellSouth Group’s ownership interests in the wireless telephony operators in Latin America, in compliance with the commitments assumed under the share purchase agreement, Telefónica Móviles offered to acquire the ownership interests held by the minority stockholders of these companies, and in all cases the acquisition price was equal to that agreed on with BellSouth.
Under this agreement, the total assets of the aforementioned operators were valued at US$ 4,330 million (US$ 5,850 million including the investments in Argentina and Chile acquired in January 2005). The total acquisition cost for Telefónica Móviles, adjusted by the net debt of the companies at the transfer date, amounted to €3,252,539 thousand (excluding Chile and Argentina).
Following are the values assigned to each transaction and the acquisition cost for Telefónica Móviles:
- Acquisition of all the shares of the operator Otecel, S.A. (Ecuador) for a total company value of US$ 833 million, through the holding company Ecuador Cellular Holdings, B.V. The acquisition cost for Telefónica Móviles, adjusted by the company’s net debt, was €663,428 thousand.
- Acquisition of all the shares of the operator Telefónica Móviles Guatemala y Cía., S.C.A. (60% acquired from BellSouth through the holding companies Guatemala Cellular Holdings, B.V. and Panamá Cellular Holdings, B.V. and 40% acquired from the minority stockholders through the holding company Cellular Holding (Central America), Inc.). The total amount paid for the company was US$ 175 million. The acquisition cost for Telefónica Móviles, adjusted by the companies’ net debt, was €92,538 thousand (€29,387 thousand through Guatemala Cellular Holdings, B.V., €37,934 thousand through Cellular Holdings, Inc. and €25,217 thousand through Panamá Cellular Holdings, B.V.).
- Acquisition of a 99.57% holding in the operator Telefónica Móviles Panamá, S.A. (43.68% acquired from BellSouth through the holding company Panamá Cellular Holdings, B.V. and 55.89% acquired from the minority stockholders through the acquisition of 99.23% of the shares of the holding company Multi Holding Corporation). The total amount paid for the Panamanian company was US$ 657 million. The acquisition cost for Telefónica Móviles, adjusted by the companies’ net debt, was €549,275 thousand (€250,560 thousand through Panamá Cellular Holdings, B.V. and €298,715 thousand through Multi Holding Corporation).
- Acquisition from BellSouth of five operators in Venezuela, Colombia, Peru, Nicaragua and Uruguay through the holding company Latin America Cellular Holdings, B.V. The acquisition cost for Telefónica Móviles, adjusted by this company’s net debt, was €1,574,207 thousand.

Telefónica Móviles, S.A.

- Acquisition of all the shares of the Venezuelan operator Telcel, S.A. (78.16% indirectly from BellSouth through the holding company Latin America Cellular Holdings, B.V. and the remaining 21.84% directly from BellSouth -20.84% through the holding company Comtel Comunicaciones Telefónicas, S.A. and 1% directly-). The total amount paid for the company was US$ 1,195 million. The acquisition cost for Telefónica Móviles, adjusted by the companies’ net debt, was €1,223,984 thousand (€983,363 thousand through Latin America Cellular Holdings, B.V., €240,468 thousand through Comtel Comunicaciones Telefónicas, S.A. and €153 thousand for the ownership interest acquired directly).
- Acquisition of all the shares of the Colombian operator Telefónica Móviles Colombia, S.A. (77.6% from BellSouth through the holding company Latin America Cellular Holdings, B.V. and the remaining 22.4% directly from the minority stockholders). The total amount paid for the Colombian company was US$ 1,050 million. The acquisition cost for Telefónica Móviles, adjusted by the companies’ net debt, was €517,456 thousand (€401,855 thousand through Latin America Cellular Holdings, B.V. and €115,601 thousand for the ownership interest acquired directly).
- Acquisition of a 99.85% holding in the Peruvian operator Comunicaciones Móviles del Perú, S.A. (97.43% from BellSouth through the holding company Latin America Cellular Holdings, B.V. and 2.42% directly from a group of minority stockholders) for a total company value of US$ 210 million. The acquisition cost for Telefónica Móviles, adjusted by the companies’ net debt, was €7,697 thousand (€7,530 thousand through Latin America Cellular Holdings, B.V. and €167 thousand for the ownership interest acquired directly).
- Acquisition of all the shares of the Nicaraguan operator Telefonía Celular de Nicaragua, S.A. from BellSouth (through the holding company Latin America Cellular Holdings, B.V.) for a total company value of US$ 150 million. The acquisition cost for Telefónica Móviles, adjusted by the company’s net debt, was €148,742 thousand (through Latin America Cellular Holdings, B.V.).
- Acquisition of all the shares of the Uruguayan operator Abiatar, S.A. (68% from BellSouth through the holding company Latin America Cellular Holdings, B.V. and the remaining 32% from the minority stockholders through the holding company Telefónica Móviles Uruguay Holding) for a total company value of US$ 60 million. The acquisition cost for Telefónica Móviles, adjusted by the companies’ net debt, was €49,419 thousand (€32,717 thousand through Latin America Cellular Holdings, B.V. and €16,702 thousand for the ownership interest acquired through Telefónica Móviles Uruguay Holding).
On December 29, 2004, the Stockholders’ Meetings of Panamá Cellular Holdings, B.V. and Latin America Cellular Holdings, B.V. resolved to distribute unpaid issue premiums amounting to €37,604 thousand and €196,484 thousand, respectively. Accordingly, these amounts were transferred from the “Investments in Group and Associated Companies” caption to the “Loans to Group and Associated Companies”.
Pursuant to the agreement with BellSouth, certain procedures were performed to validate the cash and debt of the companies acquired, the end results of which are currently being negotiated by Telefónica Móviles and BellSouth Corporation. As a result of these negotiations, the debt and cash amounts taken into account for the purpose of calculating the ultimate price of the shares could be subject to slight changes, which in no case would be material with respect to the transaction taken as a whole.

Telefónica Móviles, S.A.

2003
On June 12, 2003, Telefónica Móviles acquired a 20% holding in Terra Mobile, S.A., giving it a 100% ownership interest in this company. The price agreed on was €1.
On June 24, 2003, Telefónica Móviles, the sole stockholder of Terra Mobile, S.A., resolved to merge Termespa, S.A. into Terra Mobile, S.A., with the dissolution without liquidation of Termespa, S.A. and the transfer en bloc, by way of universal succession, of the assets and liabilities of the absorbed company to the absorbing company, which acquired, by way of universal succession, the former’s rights and obligations. Also, the corporate name of Terra Mobile, S.A. was changed to Telefónica Móviles Interacciona, S.A.
On June 27, 2003, Telefónica Móviles sold its holding in Telefónica Mobile Solutions S.A. to Telefónica Sistemas, S.A. for €1,129 thousand, the company’s book value at the sale date.
In September 2003 the convertible promissory notes representing the investment of Telefónica Internacional, S.A. in the Puerto Rican operator Newcomm Wireless Services, Inc. were transferred to the Móviles Group. These convertible promissory notes, totaling US$ 60,945 thousand, will entitle the Móviles Group, once it receives the requisite authorizations from the regulatory authorities, to convert the notes into 49.9% of the capital stock. Also, the Móviles Group will be entitled to acquire an additional 0.2% of the capital stock, which would give it a controlling interest in the Puerto Rican operator.
On December 15, 2003, Telefónica Móviles sold all the shares of Telefónica Móviles Interacciona, S.A. to Telefónica Móviles España, S.A. for €1; also on this date, all the loans granted to Telefónica Móviles Interacciona, S.A. (and the accrued interest receivable) were transferred to Telefónica Móviles España, S.A. This transaction did not give rise to any gain or loss at Telefónica Móviles.
b) Long-term investment valuation allowances
As explained in Note 4-c, the Company records allowances for the decline in value of its investment securities based on the losses disclosed in the individual financial statements prepared by the subsidiaries at each year-end, which are translated to euros at the exchange rates prevailing at that date.
The detail of the long-term investment valuation allowances is given in Exhibit I. The variations in the allowances in 2003 and 2004 were as follows:

	Thousands of Euros
	Balance at				Balance at
	12/31/02	Additions	Retirements	Transfers	12/31/03

Total allowances	1,954,743	775,226	(246,332)	2,377	2,486,014

	Thousands of Euros
	Balance at				Balance at
	12/31/03	Additions	Retirements	Transfers	12/31/04

Total allowances	2,486,014	389,559	(933,211)	(7,432)	1,934,930
In 2003 €1,856,632 thousand of the provisions for contingencies and expenses were reversed, due to the income obtained by Telefónica Móviles España, S.A., and this amount is recorded under the “Extraordinary Revenues” caption. In 2004 the remaining €588,353 thousand of the provisions for contingencies and expenses were reversed, this amount is recorded under the “Extraordinary Revenues” caption (see Note 13-b), together with the related control portfolio allowance amounting to €933,211 thousand.

Telefónica Móviles, S.A.

In 2003, due to the sale of Telefónica Móviles Interacciona, S.A. to Telefónica Móviles España, S.A., the Company reversed €233,770 thousand of the long-term investment valuation allowance and €72,069 thousand of the provisions for contingencies and expenses. These amounts are recorded under the “Extraordinary Revenues” caption (see Note 13-b).
The accumulated allowances recorded by Telefónica Móviles Argentina, S.A. as of December 31, 2004 and 2003, amounted to €978,651 thousand and €953,443 thousand, respectively, of which €482,865 thousand and €457,656 thousand are included under the “Provisions for Contingencies and Expenses” caption as of December 31, 2004 and 2003, respectively. The 2004 provision for contingencies and expenses amounting to €25,208 thousand is recorded under the “Extraordinary Expenses” caption (see Note 13-b).
The accumulated allowances recorded by Telefónica Móviles México, S.A. as of December 31, 2004 and 2003, amounted to €1,333,804 thousand and €795,811 thousand, respectively, of which €334,813 thousand related to “Provisions for Contingencies and Expenses” as of December 31, 2004. Due to these circumstances, in 2004 the Company recorded a provision of €537,993 thousand, of which €203,180 thousand are recorded under the “Variation in Control Portfolio Allowances” caption and €334,813 thousand are recorded under the “Extraordinary Expenses” caption (see Note 13-b).
The Company’s business plans forecast that the investees will obtain sufficient income to guarantee the recovery of the Telefónica Móviles Group’s net investments in Argentina and Mexico.
The Company recorded a provision of €46,632 thousand (of which €1,212 thousand are recorded under the “Variation in Control Portfolio Allowances” caption and €45,420 thousand are recorded under the “Extraordinary Expenses” caption, which were classified as “Provisions for Contingencies and Expenses as of December 31, 2004) for certain financial assets associated with Newcomm Wireless Services, Inc., in view of this company’s financial and net worth position (see Note 13-b).
9) SHORT-TERM INVESTMENTS
The balances of this caption as of December 31, 2004 and 2003, relate mainly to short-term loans to Group companies amounting to €518,904 thousand and €753,375 thousand, respectively (see Note 11).
The “Short-Term Deposits and Guarantees Given” caption includes deposits of €111,883 thousand provided as security for the purchase from minority stockholders of their ownership interest in BellSouth Argentina (see Note 18).
The loans granted to Group companies earn interest at market rates.
10) STOCKHOLDERS’ EQUITY
The detail of the balances of the “Stockholders’ Equity” caption and of the variations therein in 2004 and 2003 is as follows:

Telefónica Móviles, S.A.

	Thousands of Euros
						Income
		Additional			Prior Years’	(Loss)
	Capital	Paid-In	Legal	Other	Income	for the
	Stock	Capital	Reserve	Reserves	(Losses)	Year	Total

Balance at 12/31/02	2,165,275	4,619,883	—	—	(601,630)	(2,672,453)	3,511,075

Offset of accumulated losses	—	(3,274,083)	—	—	601,630	2,672,453	—
Appropriation to the legal reserve	—	(433,055)	433,055	—	—	—	—
Dividend paid	—	(757,851)	—	—	—	—	(757,851)
Income for the year	—	—	—	—	—	1,266,686	1,266,686

Balance at 12/31/03	2,165,275	154,894	433,055	—	—	1,266,686	4,019,910

Distribution of income	—	—	—	470,730	795,956	(1,266,686)	—
Dividend paid	—	—	—	—	(795,956)	—	(795,956)
Income for the year	—	—	—	—	—	854,379	854,379

Balance at 12/31/04	2,165,275	154,894	433,055	470,730	—	854,379	4,078,333

a) Capital stock and additional paid-in capital
2004
As of December 31, 2004, the capital stock consisted of 4,330,550,896 fully subscribed and paid common shares, of the same series, of €0.5 par value each, recorded by the book-entry system, which are listed on the Spanish Continuous Market, on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and on the New York Stock Exchange.
On April 16, 2004, the Stockholders’ Meeting of Telefónica Móviles approved the payment of a dividend in cash on each of the Company’s outstanding shares of €0.1838 gross out of 2004 income. This dividend was paid on June 16, 2004. The aforementioned Stockholders’ Meeting also resolved to allocate the remainder of the income for the year, amounting to €470,730 thousand, to voluntary reserves.
Also, on April 16, 2004, the Stockholders’ Meeting adopted, inter alia, the following resolution:
•	To authorize the Board of Directors to make derivative acquisitions of Company shares, within the limits and under the terms and conditions established by the Stockholders’ Meeting, within a maximum period of 18 months from April 16, 2004, provided that the par value of the shares acquired, added to those already owned by the Company or its subsidiaries, does not exceed 5% of capital stock. The Stockholders’ Meeting expressly put on record that this authorization could be exercised fully or partially to acquire shares of Telefónica Móviles that the latter had to deliver or transfer to directors or employees of the Company or of companies in its Group as a result of the exercise by the directors or employees of their stock option rights within the framework of the compensation systems tied to the market value of the Company’s shares.

As of December 31, 2004, a very small number of shares (496) were held as treasury stock. These shares were acquired in the framework of the partial execution of the MOS Program (see Note 17). These shares will either be delivered to beneficiaries who exercise their options on subsequent dates or will be retired

Telefónica Móviles, S.A.

pursuant to the commitments assumed by the Company. In accordance with current legislation, the related restricted reserve of €1,000 was recorded.
The stockholder structure of Telefónica Móviles, S.A. as of December 31, 2004, was as follows:

Stockholder	Number of Shares	% of Ownership

Telefónica S.A.	3,075,983,129	71.03%
Telefónica Internacional, S.A.	927,917,620	21.43%
Other stockholders	326,650,147	7.54%

Total at 12/31/04	4,330,550,896	100.00%

2003
The capital stock as of December 31, 2003 consisted of 4,330,550,896 fully subscribed and paid common shares, of the same series, of €0.5 par value each, recorded by the book-entry system, which were listed on the Spanish Continuous Market, on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and on the New York Stock Exchange.
On April 1, 2003, the Stockholders’ Meeting of Telefónica Móviles resolved to record the Company’s legal reserve in full (€433,055 thousand) with a charge to the “Additional Paid-in Capital” caption, so that the legal reserve would amount to 20% of capital stock. This Meeting also resolved to pay a dividend of €0.175 gross on each of the Company’s outstanding shares, with a charge to the “Additional Paid-in Capital” caption. This dividend was paid on June 18, 2003. The same Meeting also resolved to offset accumulated losses and the 2002 loss with a charge to the “Additional Paid-in Capital” caption.
On April 1, 2003, the Stockholders’ Meeting adopted, inter alia, the following resolutions:
•	To delegate to the Board of Directors the power to issue, within a period of five years, nonconvertible, exchangeable and/or convertible debentures, bonds, promissory notes and other fixed-income securities, and to authorize it, in the case of these securities, to exclude the preemptive subscription rights of the stockholders and holders of convertible securities, and to guarantee the issues of the subsidiaries. As of the date of preparation of these financial statements, this authorization was still in force.

•	To authorize the Board of Directors to make derivative acquisitions of Company shares, within the limits and under the terms and conditions established by the Stockholders’ Meeting, within a maximum period of 18 months from April 1, 2003, provided that the par value of the shares acquired, added to those already owned by the Company or its subsidiaries, did not exceed 5% of capital stock. This authorization was renewed by the Stockholders’ Meeting on April 16, 2004, for a maximum period of 18 months
The stockholder structure of Telefónica Móviles, S.A. as of December 31, 2003, was as follows:

Telefónica Móviles, S.A.

Stockholder	Number of Shares	% of Ownership

Telefónica S.A.	3,075,178,440	71.01%
Telefónica Internacional, S.A.	927,917,620	21.43%
Other stockholders	327,454,836	7.56%

Total at 12/31/03	4,330,550,896	100.00%

b) Legal reserve
Under the revised Corporations Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of capital stock. The legal reserve can be used to increase capital provided that the remaining reserve balance does not fall below 10% of the increased capital stock amount. Otherwise, until the legal reserve exceeds 20% of capital stock, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose.
On April 1, 2003, the Stockholders’ Meeting of Telefónica Móviles resolved to record the Company’s legal reserve in full (€433,055 thousand) with a charge to the “Additional Paid-in Capital” caption. As a result, since 2003 the legal reserve has amounted to 20% of capital stock.
c) Legislation regulating the sale of holdings
Following the amendment of Law 5/1995 on the legal regime applicable to the disposal of public shareholdings in certain companies introduced by Law 62/2003 (Law accompanying the State Budget Law), until February 18, 2007, there is a new regime of administrative involvement (need to notify the Spanish State and the latter’s power to veto disposals) in relation to the disposal of shares of Telefónica Móviles representing at least 10% of its capital stock. The acquisition of shares representing 10% or more of the capital stock of Telefónica Móviles, S.A. constitutes an exception to this obligation to notify the Spanish State when the purpose of such acquisition is merely financial and is not to assume control over or the management of the Company.
Also, the acquisition of significant ownership interests in the capital stock of Telefónica Móviles is subject the notification of significant ownership interests obligations provided for in Royal Decree 377/1991, as amended by Royal Decree 2590/1998, on amendments to the legal regime applicable to the securities markets.
11) BALANCES AND TRANSACTIONS WITH TELEFÓNICA GROUP COMPANIES
The breakdown of the accounts receivable from and payable to Telefónica Group and associated companies as of December 31, 2004 and 2003, is as follows:

Telefónica Móviles, S.A.

	Thousands of Euros
	2004		2003
	Receivable	Payable	Receivable	Payable

Telefónica, S.A.	1,152,075	9,036,373	920,338	5,691,523
Telefónica Mobile Solutions, S.A.	—	—	916	1,250
Telefónica Móviles Interacciona, S.A.	33	30	44	50
Telefónica Móviles España, S.A.	3,107,119	1,792,039	3,756,894	2,594
TCG Holdings Group	73,415	5	60,881	4
TES Holding Group	113,597	—	119,839	—
Brasilcel Group	23,125	1,035	41,983	—
Telefónica Móviles México Group	2,250,634	—	1,449,473	—
Telefónica Comunicaciones Personales, S.A.	591,072	9	576,643	—
Telefónica Móviles Perú Holding Group	10,534	37	6,197	37
Telefónica Larga Distancia, Inc.	—	—	—	—
Telefónica Móviles de Chile, S.A.	849	10	731	—
Telefónica Móviles USA, Inc.	283	—	224	—
Telefónica Investigación y Desarrollo, S.A.	182	324	552	1,056
Telefónica Internacional, S.A.	15,424	13	1,085	648
Telefónica Internacional USA, Inc.	597	707	643	707
Telefónica de España, S.A.	1,326	650	339	482
Telefónica Gestión de Servicios Compartidos, S.A.	463	444	1,228	1,237
Telefonía y Finanzas, S.A.	16,322	14,979	579,112	—
Mèdi Telecom, S.A.	2,736	—	1,636	—
Group 3G UMTS GmbH	11,937	—	11,923	—
Telefónica Móviles Aplicaciones y Soluciones, S.A.	31	—	26	—
Newcomm Wireless Services, Inc.	13,253	3	8,591	3
Telefónica Móviles Puerto Rico, Inc.	39,066	—	39,739	—
Pléyade, S.A.	31	25	5,005	25
Simpay, Ltd	6,353	—	3,057	—
Panamá Cellular Holding B.V.	33,780	—	—	—
Telefónica Móviles Guatemala y Cia, S.C.A.	32,889	—	—	—
Latin America Cellular Holding, B.V.	184,189	—	—	—
Inversiones Telefónica Móviles Chile, S.A.	400,477	—	—	—
Otecel, S.A.	25,246	—	—	—
Tem e-Services Latin American, Inc.	2,989	—	—	—
Other Telefónica Group companies	1,148	1,230	224	879

Total	8,111,175	10,847,913	7,587,323	5,700,495

The breakdown, by maturity, of the balances receivable from Telefónica Group companies is as follows:

	Thousands of Euros
	2004		2003
	Short Term	Long Term	Short Term	Long Term

Loans and financial derivatives	472,498	6,310,601	715,513	5,829,904
Sales, services, etc.	171,478	59,695	140,865	10,239
Filing of consolidated corporate income tax returns	8,337	1,088,566	—	890,802

Total	652,313	7,458,862	856,378	6,730,945

The “Loans to Group and Associated Companies” includes a long-term participating loan of €3,102 million granted to Telefónica Móviles España, S.A. which earns interest at a fixed rate payable annually plus a floating interest rate based on the income obtained by this company.
The breakdown, by maturity, of the balances payable to Telefónica Group companies is as follows:

Telefónica Móviles, S.A.

	Thousands of Euros
	2004		2003
	Short Term	Long Term	Short Term	Long Term

Loans, credit lines and financial derivatives	1,722,885	9,083,478	1,143,263	4,528,695
Purchases, services, etc.	41,543	—	28,530	—
Filing of consolidated corporate income tax returns	—	7	—	7

Total	1,764,428	9,083,485	1,171,793	4,528,702

The breakdown of the loans and credit lines granted by Telefónica Group companies to Telefónica Móviles, S.A. as of December 31, 2004 and 2003, is as follows:

	Thousands of Euros
	2004		2003
	Short Term	Long Term	Short Term	Long Term

- Telefonía y Finanzas, S.A. credit lines in U.S. dollars	14,979	—	—	—
- Telefónica, S.A. credit lines in euros	972,917	5,159,606	—	1,745,762
- Telefónica, S.A. credit lines in U.S. dollars	221,593	1,060,873	4,350	180,339
- Telefónica Móviles España, S.A. credit lines in euros	—	1,787,952	—	—
- Telefónica, S.A. loan in euros	240,000	867,252	999,601	2,047,067
- Telefónica, S.A. loans in U.S. dollars	133,424	111,982	130,061	391,320
- Other financial debts	139,972	95,813	9,251	164,207

Total	1,722,885	9,083,478	1,143,263	4,528,695

All the loans and credit lines detailed above bear interest at market rates. The average interest rates on the aforementioned financing in 2004 and 2003 were 4.02% and 4.28%, respectively.
The Company’s loans are subject to certain conditions. At the date of preparation of these financial statements, these conditions were being met satisfactorily.
Of the outstanding balance payable to Telefónica Group companies as of December 31, 2003, €1,400,260 thousand were repaid in 2004 (including the repayment of a loan against which €276,028 thousand had been drawn down in 2004). Also, the additional financing drawn down by Telefónica Móviles amounted to €6,523,709 thousand, and this amount was principally used to finance the acquisition of the BellSouth operators in Latin America.
As of December 31, 2004 and 2003, credit lines had been granted by the Telefónica Group totaling €9,666 million and €2,059 million, respectively, of which €1,297 million and €291 million, respectively, were denominated in U.S. dollars.
The balances drawn down against the aforementioned credit lines as of December 31, 2004 and 2003, amounted to €9,218 million and €1,930 million, respectively, of which €1,297 million and €185 million, respectively, relate to the credit lines denominated in U.S. dollars.
Telefónica Móviles, S.A. centralizes all its cash balances at the Telefónica Group company Telefonía y Finanzas, S.A. (Telfisa), through transfers from and to the banks with which it has demand deposits. The balances with Telfisa earn and bear interest at market rates.

Telefónica Móviles, S.A.

The main transactions with Telefónica Group and associated companies in 2004 and 2003 were as follows:

	Thousands of Euros
	Financial	Other	Financial	Outside
	Revenues	Revenues	Expenses	Services

Telefónica Móviles Guatemala y Cia, S.C.A.	379	—	—	—
Inversiones Telefónica Móviles Chile, Ltda.	10,134	—	—	—
Otecel, S.A.	237	5	—	—
Telefónica Móviles SAC Perú	—	11,659	—	6
Telefónica Móviles Guatemala, S.A.	3,754	2,087	—	8
Telefónica Móvil de Chile, S.A.	—	140	—	11
Telefonía y Finanzas, S.A.	7,535	—	165	—
Telefónica, S.A.	—	11,330	318,026	1,933
Telefónica Móviles Puerto Rico, Inc.	689	3	—	—
Telefónica Móviles España, S.A.	222,199	2,022	13,257	1,101
Telefónica Comunicaciones Personales, S.A.	42,751	195	—	9
Brasilcel, N.V. Group	—	1,705	—	1,035
Telefónica Móviles México Group	69,672	681	—	—
Telefónica Internacional, S.A.	—	2,924	—	—
Telefónica Móviles El Salvador	4,203	2,390	—	—
Telefónica de España, S.A.	—	1,310	—	695
Other Telefónica Group companies	535	1,647	—	3,911

Total at 12/31/04	362,088	38,098	331,448	8,709

	Thousands of Euros
	Financial	Other	Financial	Outside
	Revenues	Revenues	Expenses	Services

Telefónica, S.A.	—	259	303,268	1,276
Telefónica Móviles Puerto Rico, Inc.	55	—	—	—
Telefónica Móviles España, S.A.	267,696	1,583	9,359	1,040
Telefónica Móviles Interacciona, S.A.	15,261	—	—	335
TCG Holdings Group	4,576	1,887	—	—
TES Holding Group	4,592	1,778	—	—
Telefónica Comunicaciones Personales, S.A.	26,520	117	—	—
Brasilcel Group	436	6,016	—	—
Telefónica Móviles México Group	29,637	—	—	—
Telefónica Mobile Solutions, S.A.	275	43	—	2,772
Telefónica Internacional, S.A.	—	384	—	610
Telefónica Móviles S.A.C.	—	17,977	—	—
Telefonía y Finanzas, S.A.	9,268	—	4	—
Telefónica de España, S.A.	—	2,123	—	772
TLD Puerto Rico	1,047	—	—	—
Telefónica I+D España. S.A.	—	—	—	2,267
Other Telefónica Group companies	100	4,728	—	2,125

Total at 12/31/03	359,463	36,895	312,631	11,197

In 2003 the “Financial Revenues” caption included the dividends amounting to €436 thousand collected from Tele Sudeste Celular Participações, S.A. In 2004 Telefónica Móviles did not receive any amount in this connection.
Telefónica Móviles has entered into a management transfer contract with Celular CRT, S.A. The consideration established in the contract is a fee for the services forming the subject matter of the contract equal to 1% of the net revenues of the aforementioned

Telefónica Móviles, S.A.

company, based on the fulfillment of certain contractually established network service quality requirements. The initial contract term was five years from December 1996, renewable for a further five years, and was subsequently renewable for consecutive two-year periods. The revenues earned in this connection amounted to €2,315 thousand and €3,257 thousand as of December 31, 2004 and 2003, respectively.
Telefónica Móviles has also entered into management transfer contracts with the Brazilian operators Telerj Celular, S.A., Telest Celular, S.A., Telebahia Celular, S.A. and Telergipe Celular, S.A. The initial term of these contracts is five years, extendible in all cases. The consideration established in the contracts is an annual fee equal to a percentage of the net revenues of these companies obtained using a formula with various variables, which ranges from 1% to 2%. As of December 31, 2004 and 2003, the revenues earned in this connection relating to Telerj Celular, S.A. and Telest Celular, S.A., amounted to €426 thousand and €1,920 thousand, respectively, and those relating to Telebahia Celular, S.A. and Telergipe Celular, S.A. amounted to €1,347 thousand and €475 thousand, respectively.
In the framework of the agreements entered into by Telefónica Móviles and Portugal Telecom for the formation of a joint venture, in 2004 the parties agreed that the amounts obtained by them from January 1, 2003, in connection with the management contracts entered into by the groups with their former Brazilian subsidiaries would be offset so that each party would receive the same amount in this connection.
Telefónica Móviles S.A. has entered into technical capacity transfer and management contracts with Telefónica Móviles El Salvador, S.A. de C.V. (TELESAL). The consideration established consists of an annual fee, payable quarterly, equal to 1% of the revenues received from services billed in transactions of Telefónica Móviles El Salvador, S.A. de C.V. under the technical capacity transfer contract, and 9% of the operating income obtained by TELESAL under the management contract. The revenues earned from these contracts amounted to €2,367 thousand and €1,677 thousand as of December 31, 2004 and 2003, respectively.
Telefónica Móviles S.A. has entered into technical capacity transfer and management contracts with Telefónica Móviles Guatemala, S.A. (TMG). The consideration established consists of an annual fee, payable quarterly, equal to 1% of the revenues received from services billed in transactions of TMG under the technical capacity transfer contract, and 9% of the operating income obtained by TMG under the management contract. The revenues earned from these two contracts amounted to €1,812 thousand and €793 thousand as of December 31, 2004 and 2003.
Telefónica Móviles has entered into technical capacity transfer and management contracts with Telefónica Móviles S.A.C., the Telefónica Móviles Group operator in Peru. The initial contract term is five years, automatically extendible for additional five-year periods through July 10, 2016. The consideration established is an annual fee, payable quarterly, equal to 1% of the revenues received from services billed in transactions of Telefónica Móviles, S.A.C. under the technical capacity transfer contract, and 9% of the operating income of Telefónica Móviles, S.A.C. under the management contract. The revenues earned in this connection amounted to €11,569 thousand and €17,830 thousand as of December 31, 2004 and 2003.
Also, from January 1, 2002, to September 2004 Telefónica Móviles, S.A. provided operating management services to Newcomm Wireless Services, Inc., since it was subrogated to Telefónica Larga Distancia de Puerto Rico, Inc.’s position in the management contract between the latter and Newcomm. The consideration established was an annual fee, payable quarterly, equal to the higher of (i) 9% of the operating income

Telefónica Móviles, S.A.

obtained by Newcomm in the immediately preceding year, or (ii) US$ 750,000. The amount earned under this contract from the date of subrogation to December 31, 2003, was €1,143 thousand, and €384 thousand were earned in this connection in 2004.
Telefónica Móviles S.A. also provided technical capacity transfer services to Newcomm Wireless Services, Inc. in Puerto Rico as a result of its subrogation to the position of Telefónica Internacional, S.A. in the related technical capacity transfer contract. The consideration established in the contract was an annual fee, payable quarterly, equal to 1% of the revenues received from services billed in the preceding year in transactions of Newcomm. The €448 thousand and €2,927 thousand were earned through the provision of this service as of December 31, 2004 and 2003, respectively.
12) TAX MATTERS
The Company files consolidated corporate income tax returns as part of the Telefónica Group and, accordingly, is not obliged to pay its tax debt directly to the Spanish Treasury. All the tax assets and tax bases up to the ceiling of the deduction for the consolidated Group are transferred to Telefónica, S.A., and a balance receivable from or payable to the Parent Company is recorded for the tax loss or taxable income, respectively, of Telefónica Móviles, which is recorded under the “Loans to Telefónica Group Companies” caption if a tax loss is reported by Telefónica Móviles, S.A. or under the “Payable to Telefónica Group Companies” caption if taxable income is contributed to the Parent Company.
As of December 31, 2004 and 2003, the tax losses incurred in 2004 and 2003 that can be carried forward for offset amounted to €196,254 thousand and €425,173 thousand, respectively, and these amounts are recorded under the “Long-Term Investments — Loans to Telefónica Group Companies” caption in the accompanying balance sheets. These losses may be offset against the taxable income of the 15 years following that in which they were incurred. As of December 31, 2004, the accumulated tax assets for loss carryforwards amounted to €1,072,684 thousand (see Note 4-e).
The aforementioned caption includes a balance of €15,882 thousand relating to double taxation tax credits.
The “Short-Term Receivables from Telefónica Due to Consolidated Taxation” account includes a balance of €8,337 thousand relating to tax withholdings.
Additionally, the Company made a negative adjustment of €2,137,243 thousand in its corporate income tax settlement for 2002 as a result of the transfer in 2002 of certain holdings acquired in prior years the market value of which differed from the book value at which they had been recorded (underlying book value) because the Company availed itself of Article 159 of the Corporations Law. No accounting effects arising from this adjustment were taken into account, since tax rulings have been handed down by the tax authorities that differ from the Company’s interpretation.
On September 25, 2002, Telefónica Móviles was notified by the tax inspection authorities that a 12-month tax audit covering the following taxes and years was to commence:
•	Corporate income tax: 2000

•	VAT: 2000 and 2001

•	Personal income tax withholdings and prepayments: 2000 and 2001

Telefónica Móviles, S.A.

•	Tax on income from movable capital withholdings and prepayments: 2000 and 2001

•	Nonresident income tax withholdings: 2000 and 2001
On June 10, 2003, it was informed by the authorities that the tax audit would be extended by a further 12 months.
On January 20, 2004, Telefónica Móviles, S.A. signed the proposed final assessment issued by the tax inspection authorities in agreement, which brought to an end the inspection of the aforementioned taxes with the two parties in agreement.
Since the legally established period of one month from the signing of the proposed assessment elapsed without any notification having been received from the tax inspection authorities, the tax settlement contained in the proposed assessment became final.
Accordingly, the tax audit did not give rise to any liability, and the only tax effect was an increase of €2,328 thousand in the tax asset relating to VAT due to a change in the deductible proportion calculation method, which was approved by the tax authorities in the course of the tax audit.
The years open for review as of December 31, 2004, were as follows:
•	Corporate income tax: 2001 to 2004

•	VAT: 2002 to 2004

•	Personal income tax withholdings and prepayments: 2002 to 2004

•	Tax on income from movable capital withholdings and prepayments: 2002 to 2004

•	Nonresident income tax withholdings: 2002 to 2004.
     a) Deferred tax assets and liabilities
The detail of the balances of the deferred tax assets and liabilities of Telefónica Móviles, S.A. as of December 31, 2004 and 2003, and of the variations therein is as follows:

	Thousands of Euros
	Deferred Tax Assets		Deferred Tax Liabilities
	Long Term	Short Term	Long Term	Short Term

Balance at 12/31/02	263,460	—	—	-

Transfers	(60,993)	—	—	—
Reversals	(41,730)	—	—	—
Additions	1,641	—	—	—

Balance at 12/31/03	162,378	—	—	-

Reversals	(1,162)	—	—	—
Additions	156,644	—	—	—

Balance at 12/31/04	317,860	—	—	-

As of December 31, 2004, the deferred tax assets included €302,084 thousand relating to provisions for contingencies and expenses at the subsidiaries in Mexico, Argentina and

Telefónica Móviles, S.A.

Puerto Rico, and €15,776 thousand relating to other items (provisions for expenses that are temporarily not deductible for tax purposes).
As of December 31, 2003, the “Long-Term Investments — Receivable from Public Authorities” caption included, in addition to the deferred tax assets, €15,754 thousand of withholding taxes borne abroad, which can be recovered through international double taxation tax credits in future years. As of December 31, 2004, this caption included €12,897 thousand in this connection.
     b) Receivable from and payable to public authorities
The detail of the balances of the “Accounts Receivable — Receivable from Public Authorities” and “Other Nontrade Payables — Payable to Public Authorities” captions as of December 31, 2004 and 2003, is as follows:

	Thousands of Euros
Receivable from public authorities:	2004	2003

VAT and Canary Islands general indirect tax	2,877	6,033
Other	3	2,343

Total	2,880	8,376

	Thousands of Euros
Payable to public authorities:	2004	2003

Personal income tax withholdings	665	798
Accrued social security taxes	232	249

Total	897	1,047

c) Reconciliation of the income per books to the tax base for corporate income tax purposes
The reconciliation of the income per books to the tax base for corporate income tax purposes for 2004 and 2003 is as follows:

	Thousands of Euros
	2004	2003

Income before taxes per books	510,821	942,595
Permanent differences	5,011	(24,500)
Permanent differences due to taxation on a consolidated basis	(1,521,564)	(1,844,069)
Timing differences arising in the year	447,555	4,689
Timing differences arising in prior years	(3,320)	(293,495)

Tax base	(561,497)	(1,214,780)

The permanent differences arose mainly from the reversal of long-term investment valuation provisions at companies in the consolidated tax group deemed to be nondeductible for tax purposes in prior years.
The variations in 2004 and 2003 in the adjustments due to timing differences were as follows:

Telefónica Móviles, S.A.

	Thousands of Euros
2003	Increases	Decreases

Timing differences arising in the year
Provisions not deductible for tax purposes	4,689	—
Timing differences arising in prior years
Provisions not deductible for tax purposes	—	293,495

Total	4,689	293,495

	Thousands of Euros
2004	Increases	Decreases

Timing differences arising in the year
Provisions not deductible for tax purposes	447,555	—
Timing differences arising in prior years
Provisions not deductible for tax purposes	—	3,320

Total	447,555	3,320

d) Calculation of the accrued expense / (revenue)

	Thousands of Euros
	2004	2003

Income before taxes per books	510,821	942,595
Permanent differences	5,011	(24,500)
Permanent differences due to taxation on a consolidated basis	(1,521,564)	(1,844,069)
Timing differences	444,235	(288,806)
Tax base	(561,497)	(1,214,780)
Gross tax payable / Receivable from Group companies due to taxation on a consolidated basis	(196,524)	(425,173)
Tax effect of timing differences	(155,482)	101,082
Tax credits	(68)	—
Prior years’ accrued corporate income tax / other	8,516	—

Total income tax	(343,558)	(324,091)

13) REVENUES AND EXPENSES
a) Personnel expenses
The detail of the “Personnel Expenses” caption in 2004 and 2003 is as follows:

	Thousands of Euros
	2004	2003

Wages and salaries	28,803	34,211
Employee welfare and other personnel expenses	4,440	5,975

Total	33,243	40,186

The headcount as of December 31, 2004 and 2003, by professional category, was as follows:

Telefónica Móviles, S.A.

	Number of Employees
	2004	2003

Managers	44	54
Supervisors	27	35
Other employees	83	117

Total	157	206

b) Extraordinary expenses and revenues
The detail of the “Extraordinary Revenues” and “Extraordinary Expenses” captions in 2004 and 2003 is as follows:

	Thousands of Euros
	Extraordinary Revenues		Extraordinary Expenses
	2004	2003	2004	2003

Variation in investment valuation allowances	588,353	2,021,241	405,441	—
Prior years’ expenses and losses	—	—	2,606	385
Other extraordinary expenses	—	—	—	4
Losses on tangible fixed assets and intangible assets	—	—	11	—
Gains on fixed asset disposals	5	—	—	—
Prior years’ revenues and income	—	204	—	—
Other extraordinary revenues	12,330	24	—	—

Total	600,688	2,021,469	408,058	389

The “Extraordinary Expenses” caption includes the amount of the provision which exceeds the gross book value relating to the acquisition cost of the investments in Group and associated companies. As of December 31, 2003, €2,021,241 thousand of this amount had been reversed (see Note 8-b). In 2004 €588,353 thousand were reversed and a provision of €405,441 thousand was recorded in this connection.
14) INFORMATION ON THE MEMBERS OF THE BOARD OF DIRECTORS
a) Directors’ compensation and other benefits
The compensation of Telefónica Móviles, S.A.’s directors is governed by Article 20 of the Company’s bylaws, which states that the amount of the compensation to be paid by the Company to its directors shall be that determined by the Stockholders’ Meeting for this purpose and this amount shall remain unchanged until the Stockholders’ Meeting resolves to change it. The Board of Directors is responsible for setting the exact amount to be paid within the stipulated limits and for distributing it among the directors.
In this connection, on April 1, 2003, the Stockholders’ Meeting set the maximum gross annual amount to be paid to the Board of Directors at €2 million, which includes a fixed payment and attendance fees for attending the Board of Directors Advisory Committee or Control Committee meetings. Subsequently, on April 29, 2003, the Board of Directors resolved, pursuant to the bylaws, that the exact amount to be paid would be the same as that established when the Company was incorporated in 2000 and that it should be shared out among the directors in the same way.
Also, in 2004 the Appointments and Compensation Committee reviewed, in accordance with Article 25.b.5 of the Rules of the Board of Directors, the compensation system for the Company’s directors, which had not been revised since the Company was incorporated (2000), except as regards the fees for attending the Audit and Control Committee meetings.

Telefónica Móviles, S.A.

As a result, the Committee submitted a proposal to the Board of Directors to change the compensation system. On October 26, 2004, the Board of Directors resolved to revise the fixed annual amount to be paid as compensation to the members of the Board of Directors and the amount of the fees for attending the meetings of the Board Committees, and to establish a fixed annual amount to be paid as compensation to the members of these Board Committees, all within the maximum limit set by the Stockholders’ Meeting on April 1, 2003.
Therefore, the compensation of the directors of Telefónica Móviles in their capacity as members of the Board of Directors and of the Advisory and Control Committees consists of a fixed amount payable monthly and fees for attending the meetings of the Board Committees. Additionally, executive directors receive the related amounts for discharging their executive duties as stipulated in their respective contracts.
2004
In 2004 the directors of Telefónica Móviles earned €1,593,778.17 for discharging their duties as such, the detail being as follows: €1,473,031.67 of fixed monthly payments (including the compensation earned as members of the Boards of Directors of other Telefónica Móviles Group companies) and €120,746.50 of attendance fees for attending the Board of Directors Committee meetings. Also, certain directors received a total of €132,198.60 for advisory services provided to the Company.
Also, the Executive Director, as a Company executive, received €1,299,422.76 of salary plus variable compensation; €60,210.56 of compensation in kind, including life and health insurance premiums and housing contributions; and €8,000 of contributions paid by the Company, as sponsor, to pension plans.
The breakdown of the compensation and benefits received by the directors in 2004 is as follows:
     A) Board of Directors: annual amount of the fixed payment received by each director (in euros):

Position	2004

Chairman	97,614
Directors, nominee directors and independent directors	97,614
Secretary	97,614
The directors do not receive any fees for attending Board of Directors’ meetings.
B) Board Committees
a)	Fixed amount received by each director who is a member of any of the Board Committees, based on the position held, for October, November and December 2004 (amounts in euros):

Telefónica Móviles, S.A.

Position	2004

Chairman (1)	5,000
Directors	2,500

(1)	The Chairman of the Standing Committee does not receive a fixed amount.
b)	Total amounts paid in 2004 for attending the Board Committee meetings received by the directors who are members thereof taken as a whole (in euros):

Committee	2004

Audit and Control Committee	Attendance fee per meeting (through 09/30/04): 1,352.28
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 12
Total received: 39,852.40

Appointments and Compensation Committee	Attendance fee per meeting (through 09/30/04): 901.51
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 10
Total received: 50,242.50

Standing Committee	Attendance fee per meeting (through 09/30/04): 901.51
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 5
Total received: 30,651.60
C)	Executive Directors: total amounts received by the executive directors for discharging their executive duties, for the items indicated below:

Euros

Salaries	698,410.76
Variable compensation	601,012.00
Compensation in kind (1)	60,210.56
Contributions to pension plans	8,000.00

(1)	Including health and life insurance premiums and housing contributions.
The executive directors, as executives of the Móviles Group, are beneficiaries of the MOS Program options plan described in Note 17.
Additionally, it should be noted that the nonexecutive directors do not receive and did not receive in 2004 any compensation in the form of pensions or life insurance, and they do not participate in the compensation plans linked to the share market price.
The Company does not grant and did not grant in 2004 any advances, loans or credits to the directors, or to its top executives, thus complying with the requirements of the Sarbanes-Oxley Act passed in the U.S., which is applicable to Telefónica Móviles as a listed company in that market.

Telefónica Móviles, S.A.

2003
In 2003 the directors of Telefónica Móviles received compensation totaling €2,446 thousand, which included €1,294 thousand relating to the fixed allocation, including compensation for serving on the Boards of Directors of other companies of the Telefónica Móviles Group; €79 thousand of fees for attending meetings of the Board’s Committees; €127 thousand for advisory services provided by certain directors; €875 thousand relating to the executive directors’ salaries and variable compensation; €63 thousand of compensation in kind paid to the executive directors, which included life and health insurance premiums and housing contributions; and €8 thousand of pension plan contributions made by the Company, as the promoter, for the executive directors.
The compensation and benefits received by the Directors in 2003 were as follows:
Board of Directors: fixed allocation received by each director in 2003.

Thousands
POSITION	of Euros

Chairman	90
Directors, nominee directors and independent directors	90
Secretary	90
The directors do not receive fees of any kind for attending the Board meetings.
a)	Other Committees of the Board of Directors: total annual fees received by the directors as a whole for attending the Advisory and Standing Committee meetings.

		Thousands
COMMITTEES		of Euros
Audit and Control Committee (1)	Fees per meeting: €1,352.28
	Number of meetings: 9	31

Appointments and Compensation Committee	Fees per meeting: €901.51
	Number of meetings: 9	28

Standing Committee	Fees per meeting: €901.51
	Number of meetings: 3	20

(1)	Although nine meetings were held, the fees for the last meeting in December 2002 are included. The fees received by the Audit and Control Committee members were established on the basis of the large volume of work and specific duties of these members.
b)	Executive Directors: total amounts received by the Executive Directors in the following connection:

Thousands
of Euros

Salaries	634
Variable compensation	241
Compensation in kind (1)	63
Contributions to pension plans	8

(1)	Includes health and life insurance and housing contributions.

Telefónica Móviles, S.A.

     The executive directors, as executives of the Móviles Group, are beneficiaries of the MOS Program options plan described in Note 17.
b)	Detail of holdings in companies with similar activities and performance of similar activities by the directors as independent professionals or as employees
Pursuant to Article 127 ter.4 of the Spanish Corporations Law, introduced by Law 26/2003, which amends Securities Market Law 24/1988, and the revised Spanish Corporations Law, in order to reinforce the transparency of listed corporations, following is a detail of the companies engaging in an activity that is identical, similar or complementary to the activity that constitutes the corporate purpose of Telefónica Móviles, S.A. in which the members of the Board of Directors own equity interests, and of the functions, if any, that they discharge thereat:

		Percentage of		Function Discharged
Stockholder	Investee	Ownership	Line of Business	or Position Held

Antonio Viana Baptista	Telefónica, S.A.	< 0.01%	Telecommunications	Director

Antonio Viana Baptista	Portugal Telecom, SGPS	< 0.01%	Telecommunications	Director

Antonio Viana Baptista	PT Multimedia	< 0.01%	Internet	None

José María Álvarez-Pallete	Telefónica, S.A.	< 0.01%	Telecommunications	Management Committee Member
Maximino Carpio García	Telefónica, S.A.	< 0.01%	Telecommunications	Director

José María Más Millet	Telefónica, S.A.	< 0.01%	Telecommunications	None

Javier Echenique Landiribar	Telefónica, S.A.	< 0.01%	Telecommunications	None

Luis Lada Díaz	Telefónica, S.A.	< 0.01%	Telecommunications	Director

Luis Lada Díaz	Sogecable, S.A.	< 0.01%	Television, telecommuni- cations and audiovisual production services	Director

Fernando de Almansa Moreno-Barreda	Telefónica, S.A.	< 0.01%	Telecommunications	Director

		Percentage of		Function Discharged
Shareholder	Investee	Ownership	Line of Business	or Position Held

Fernando de Almansa Moreno-Barreda	Lucent Technologies	< 0.01%	Telecommunications	None
Antonio Massanell Lavilla	Telefónica, S.A.	< 0.01%	Telecommunications	Director
Alejandro Burillo Azcárraga	PanAmsat, S.R.L. de C.V.	51%	Provision of satellite capacity	None
Alejandro Burillo Azcárraga	Grupo Wcom, S.A. de C.V.	99%	Value added satellite services	None
Alejandro Burillo Azcárraga	Televisión Internacional, S.A. de C.V.	11.7%	Cable, Internet and television signal routing services	None

Telefónica Móviles, S.A.

Additionally, in accordance with the aforementioned Article, following is a detail of the activities carried on by the directors, as independent professionals or as employees, that are identical, similar or complementary to the activity that constitutes the corporate purpose of Telefónica Móviles, S.A.:

Position Held or
		Arrangement		Function Discharged at
		under which	Company through	Company through
	Activity	Activity is	which Activity is	which Service is
Name	Performed	Performed	Performed	Provided

Antonio Viana Baptista	Telecommunications	Employee	Telefónica, S.A.	Director

Antonio Viana Baptista	Wireline telecommunications	Employee	Telefónica Internacional, S.A.	Director
Antonio Viana Baptista	Wireless telecommunications	Employee	Telefónica Móviles España, S.A.	Director
Antonio Viana Baptista	Wireline telecommunications	Employee	Telefónica de Argentina, S.A.	Director
Antonio Viana Baptista	Wireless telecommunications	Employee	Brasilcel, N.V.	Director

Antonio Viana Baptista	Telecommunications	Employee	Portugal Telecom., SGPS	Director
José María Álvarez-Pallete	Telecommunications	Employee	Telefónica, S.A.	Member of the Management Committee
José María Álvarez-Pallete	Wireline telecommunications	Employee	Telefónica Internacional, S.A.	Executive Chairman
José María Álvarez-Pallete	Data telecommunications	Employee	Telefónica Datacorp, S.A.	Director

José María Álvarez-Pallete	Wireline telecommunications	Employee	Telefónica de España, S.A.	Director
José María Álvarez-Pallete	Wireless telecommunications	Employee	Telefónica Móviles España, S.A.	Director
José María Álvarez-Pallete	Wireline telecommunications	Employee	Telefónica de Argentina, S.A.	Director
José María Álvarez-Pallete	Wireline telecommunications	Employee	Telecomunicaciones de São Paulo, S.A.	Director
José María Álvarez-Pallete	Wireline telecommunications	Employee	Compañía de Telecomunicaciones de Chile, S.A.	Director
José María Álvarez-Pallete	Telecommunications	Employee	Compañía de Teléfonos de Chile Transmisiones Regionales, S.A.	Director

Telefónica Móviles, S.A.

Position Held or
		Arrangement		Function Discharged at
		under which	Company through	Company through
	Activity	Activity is	which Activity is	which Service is
Name	Performed	Performed	Performed	Provided
José María Álvarez-Pallete	Wireline telecommunications	Employee	Telefónica del Perú, S.A.	Director

José María Álvarez-Pallete	Telecommunications	Employee	Telefónica Larga Distancia, Inc.	Director
José María Álvarez-Pallete	Telecommunications	Employee	Compañía Internacional de Telecomunicaciones, S.A.	Director
José María Álvarez-Pallete	Telecommunications	Employee	Telefónica Internacional Chile, S.A.	Director
José María Álvarez-Pallete	Telecommunications	Employee	Telefónica Publicidad e Información, S.A.	Representative of Telefónica de España
Maximino Carpio García	Telecommunications	Employee	Telefónica, S.A.	Director

Maximino Carpio García	Supplier telecommunications equipment	Employee	Abengoa, S.A.	Member of the Advisory Committee
Fernando de Almansa Moreno-Barreda	Telecommunications	Employee	Telefónica, S.A.	Director
Fernando de Almansa Moreno-Barreda	Wireline telecommunications	Employee	Telefónica de Argentina, S.A.	Director
Fernando de Almansa Moreno-Barreda	Wireline telecommunications	Employee	Telecomunicaciones de São Paulo, S.A.	Director
Fernando de Almansa Moreno-Barreda	Wireline telecommunications	Employee	Telefónica del Perú, S.A.	Director
Luis Lada Díaz	Telecommunications	Employee	Telefónica, S.A.	Director

Luis Lada Díaz	Wireline telecommunications	Employee	Telefónica Internacional, S.A.	Director
Luis Lada Díaz	Television, telecommunications and audiovisual production services	Employee	Sogecable, S.A.	Director
Luis Lada Díaz	Wireless telecommunications	Employee	Sudestecel Participações, S.A.	Director
Javier Echenique Landiribar	Wireless telecommunications	Employee	Telefónica Móviles México, S.A.	Director
Antonio Masanell Lavilla	Telecommunications	Employee	Telefónica, S.A.	Director

José María Más Millet	Wireless telecommunications	Employee	TELCEL, S.A.	Director

Lars M. Berg	Wireless telecommunications	Employee	TELCEL, S.A.	Director

Lars M. Berg	Wireless telecommunications	Employee	Telefónica Móviles Colombia, S.A.	Director
Alfonso Merry del Val	Internet	Employee	Terra Networks, S.A.	Director

Fernando Xavier Ferreira	Wireless telecommunications	Employee	Brasilcel, N.V.	Director

Fernando Xavier Ferreira	Wireless telecommunications	Employee	Tele Sudeste Celular Participações, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Employee	Tele Leste Celular Participações, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Employee	Telesp Celular, S.A.	Director

Telefónica Móviles, S.A.

Position Held or
		Arrangement		Function Discharged at
		under which	Company through	Company through
	Activity	Activity is	which Activity is	which Service is
Name	Performed	Performed	Performed	Provided
Fernando Xavier Ferreira	Wireless telecommunications	Employee	Celular CRT Participações, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Employee	Tele Centro Oeste Celular Participações, S.A.	Director
Fernando Xavier Ferreira	Wireline telecommunications	Employee	SP Telecomunicações Holding, Ltda.	Director
Fernando Xavier Ferreira	Wireline telecommunications	Employee	Telecomunicações de São Paolo, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Employee	Telefónica Internacional, S.A.	Director
Fernando Xavier Ferreira	Data telecommunications	Employee	Telefónica Data Brasil Holding, S.A.	Director

Position Held or
		Arrangement		Function Discharged at
		under which	Company through	Company through
		Activity is	which Activity is	which Service is
Name	Activity Performed	Performed	Performed	Provided

Fernando Xavier Ferreira	Underwater cable	Employee	Aliança Atlántica, B.V.	Director
Fernando Xavier Ferreira	Underwater cable	Employee	Emergia Participações, Ltda.	General Manager
Fernando Xavier Ferreira	On-line negotiation, e-transactions	Employee	Mercador, S.A.	Director
Fernando Xavier Ferreira	Factoring	Employee	Telefónica Factoring do Brasil, S.A.	Director
Fernando Xavier Ferreira	Business management services	Employee	Telefónica Gestão de Servicios Compartilhados do Brasil, Ltda.	Chairman of the Control Committee
Fernando Xavier Ferreira	Foundation	Employee	Fundación Telefónica	Chairman of the Board
Fernando Xavier Ferreira	Development of new technologies	Employee	Telefónica Pesquisas e Desenvolmiento do Brasil, Ltda.	Chairman of the Board

Telefónica Móviles, S.A.

15) ADDITIONAL DISCLOSURES
a) Guarantee commitments to third parties
Telefónica Móviles, as a stockholder of telecommunications operators in various countries, has provided guarantees to its subsidiaries and investees to secure their transactions with third parties.
On December 23, 2003, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica, S.A. for the obligation of Newcomm Wireless Services, Inc. (Puerto Rico) regarding a bridge loan of US$ 61 million granted by ABN Amro which matures on June 30, 2005. These guarantees are deemed to be recoverable on the basis of the company’s business plan and of their seniority for credit ranking purposes with respect to capital stock.
On December 22, 2003, the purchase and sale agreement for the Austrian company 3G Mobile Telecommunications GmbH entered into by Telefónica Móviles España, S.A. and Mobilkom Austria Aktiengesellschaft & Co KG (Mobilkom) was executed. Pursuant to the agreement, Telefónica Móviles España arranged a first-call bank guarantee with Mobilkom for up to €1,650 thousand to secure possible tax contingencies. This bank guarantee was issued by Société Générale for Mobilkom on December 22, 2003 for a maximum period of two years. On that same date, Telefónica Móviles, S.A. arranged a counterguarantee for the same amount and period for the bank that provided the original guarantee.
On December 27, 2002, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica, S.A., which in turn was counterguaranteed by Telefónica Móviles España, S.A., whereby, under certain terms and conditions, Telefónica Móviles S.A. undertakes vis-à-vis Telefónica, S.A. to pay for 91.79% of the amounts to be paid by the latter, by law or as a result of a contract or a court order in connection with the guarantee that Telefónica, S.A. (jointly with other strategic partners of Ipse 2000, S.p.A.) provided to certain banks, which in turn provided a bank guarantee for the Italian authorities as security for the deferred payment for the UMTS license. Payment of the deferred amount for the base license (€16,010 thousand) had been completed as of November 30, 2004. In order to avoid execution of the guarantee by the Italian government and subject to the resolution of the litigation in progress, in addition to and together with the payment of the base license price, Ipse 2000, S.p.A. paid €104,324 thousand as part of the installment outstanding in connection with the deferred payment of the additional 5 MHz of spectrum which was granted to Ipse 2000, S.p.A. by the Italian government for a total amount of €826,331 thousand. This additional 5 MHz of spectrum was returned by Ipse 2000, S.p.A. There is currently a dispute between this company and the Italian government in connection with the validity of this return.
On October 28, 2004, Telefónica Móviles, S.A. provided counterguarantees to Telefónica, S.A. for the following obligations guaranteed by Telefónica, S.A.:
a)	Bridge loans arranged by BellSouth Colombia, S.A. (now Telefónica Móviles Colombia, S.A.) amounting to US$ 273,934 thousand with Santander Overseas Bank, Inc. and to US$ 23,500 thousand with Santander Colombia, S.A. (both of which are Santander Group companies), maturing in both cases on October 28, 2005.

b)	Syndicated loan of US$ 200 million of BellSouth Perú, S.A. (now Comunicaciones Móviles del Perú, S.A.) maturing on February 25, 2005.

Telefónica Móviles, S.A.

No significant losses are expected to arise for the Company in relation to the guarantees and deposits provided.
b) Alliances
In July 2003 Telefónica Móviles, T-Mobile International, Telecom Italia Mobile (TIM) and Orange entered into a cooperation agreement for the establishment of a strategic alliance in the wireless telephony industry, in order to offer their customers in the countries in which they operate more advanced common products and services, thereby strengthening the partners’ ability to compete in international markets. This alliance was formalized in December 2003 through the formation of a legal entity (Association) in the Netherlands under the business name (and common trade name) “Freemove”.
In February 2003 Telefónica Móviles, Orange, T-Mobile and Vodafone entered into an agreement for the creation of a wireless telephone payment services association, which has been operating under the Simpay brand name since June 2003. The aim of this association is to promote the use of m-commerce among consumers, content suppliers, commercial establishments and banks by creating a wireless telephone payment solution that is open, interoperable and under a common brand name.
c) Environmental matters
Telefónica Móviles, S.A. is a holding company with holdings in wireless telephony operators and, accordingly, no environmental policy has been established by it since it is not required.
d) Fees paid to auditors
The fees paid in 2004 and 2003 to the various member firms of the Deloitte & Touche international organization, to which Deloitte & Touche España, S.L., the auditors of Telefónica Móviles, belongs, amounted to €1,351 thousand and €546 thousand, respectively.
The detail of the foregoing amount is as follows:

	Thousands of Euros
	2004	2003

Audit of financial statements	527	237
Other audit services	824	293
Work additional to or other than audit services	—	16

TOTAL	1,351	546

16) FINANCIAL DERIVATIVES
The Company uses derivatives to hedge interest rate and exchange risks on unhedged positions and to adapt its debt structure to market conditions.
As of December 31, 2004 and 2003, the total outstanding balance of derivatives transactions arranged to hedge on-balance-sheet exposure to fluctuations in interest and

Telefónica Móviles, S.A.

exchange rates amounted to €5,166 million and €1,835 million, respectively. The amount as of December 31, 2004, included €738 million relating to interest rate risk and €4,428 million to exchange risk. The amount as of December 31, 2003, related in full to exchange risk.
The detail, by type and maturity, of the Company’s derivatives portfolio as of December 31, 2003, is as follows:

	Amounts in Millions
	Equivalent
	Value in	Company Pays		Company Receives
Type of Risk	Euros	Value	Currency	Value	Currency

Currency interest rate swaps:	204
From fixed to floating MXN/MXN	204	2,900	MXN	2,900	MXN

Exchange rate swaps	1,394
- from floating to fixed	196
EUR/BRL	97	288	BRL	97	€
EUR/MAD	34	349	MAD	34	€
USD/PEN	36	159	PEN	45	USD
USD/MXN	29	372	MXN	36	USD

- from fixed to floating	199
MAD/EUR	31	34	EUR	349	MAD
USD/EUR	168	183	EUR	212	USD
- from floating to floating	999
EUR/USD	243	298	USD	243	€
USD/EUR	502	686	EUR	634	USD
USD/MXN	254	3,283	MXN	321	USD

Exchange rate options	237
- bought	237
MXN/EUR	237	243	EUR	3,365	MXN

Total at 12/31/03	1,835

	Millions of Euros
		Up to	1 to 3	3 to 5
Type of Transaction	Amount	1 Year	Years	Years	Over 5 Years

With underlying asset (loans)	1,452	179	1,077	187	9
In euros	782	97	489	187	9
In foreign currencies	670	82	588	—	—
Without underlying asset (liability)	383	340	16	18	9
Exchange rate options	237	237	—	—	—
Currency swaps	146	103	16	18	9

Total at 12/31/03	1,835	519	1,093	205	18

The detail, by type and maturity, of the Company’s derivatives portfolio as of December 31, 2004, is as follows:

Telefónica Móviles, S.A.

	Amounts in Millions
	Equivalent
	Value in	Company Pays		Company Receives
Type of Risk	Euros	Value	Currency	Value	Currency

Euro interest rate swaps	370
Fixed to floating	185	185	EUR	185	EUR
Floating to fixed in euros	185	185	EUR	185	EUR
Currency interest rate swaps:	187
Floating to fixed in MXN	187	2,871	MXN	2,871	MXN

Exchange rate swaps:	1,734
- floating to fixed	671
EUR/BRL	97	288	BRL	97	EUR
USD/ARS	59	233	ARS	80	USD
EUR/MAD	34	349	MAD	34	EUR
EUR/CLP	242	183,405	CLP	243	EUR
USD/PEN	99	464	PEN	135	USD
USD/COP	115	392,124	COP	156	USD
USD/MXN	25	348	MXN	34	USD

- fixed to floating	116
MAD/EUR	31	34	EUR	349	MAD
USD/EUR	85	126	EUR	116	USD
- floating to floating	947
EUR/USD	251	308	USD	251	EUR
USD/EUR	433	606	EUR	590	USD
USD/MXN	232	3,222	MXN	316	USD
EUR/CLP	31	22,863	CLP	31	EUR
Exchange rate options	962
- bought	657
EUR/USD	657	880	USD	657	EUR
- sold	305
EUR/USD	305	290	EUR	415	USD

Interest rate options	553
- bought	184
USD	184	251	USD	251	USD
- sold	369
USD	369	502	USD	502	USD

Currency forwards	1,360
EUR/USD	220	267	USD	220	EUR
USD/EUR	749	782	EUR	1,020	USD
USD/ARS	15	60	ARS	20	USD
USD/CLP	233	197,508	CLP	317	USD
USD/COP	95	344,580	COP	130	USD
USD/PEN	48	216	PEN	65	USD

Total at 12/31/04	5,166

Telefónica Móviles, S.A.

	Millions of Euros
		Up to 1	1 to 3	3 to 5	Over 5
Type of Transaction	Amount	Year	Years	Years	Years

With underlying asset (loans)
In euros	1,114	290	247	577	—
In foreign currencies	1,809	904	669	232	4

Without underlying asset (liability)
Forwards	786	786	—	—	—
Exchange rate options	962	962	—	—	—
Currency swaps	162	162	—	—	—
Interest rate options	333	—	—	333	—

Total at 12/31/04	5,166	3,104	916	1,142	4

The net loss charged to the statement of income relating to the derivatives portfolio amounted to €87,906 thousand as of December 31, 2004, of which €180,859 thousand were recorded under the “Exchange Losses” caption and €92,953 thousand were recorded under the “Exchange Gains” caption. As of December 31, 2003, a net loss of €103,831 thousand was recorded in this connection.
17) OTHER COMMITMENTS
Stock option plan-
On October 26, 2000, the Special Stockholders’ Meeting of Telefónica Móviles, S.A. authorized the establishment of a corporate stock option plan for the executives and employees of Telefónica Móviles, S.A. and its subsidiaries and, in order to facilitate coverage of the Company’s obligations to the beneficiaries of the plan, resolved to increase the capital stock of Telefónica Móviles, S.A. by €11,400,000 through the issuance of 22,800,000 shares of €0.50 par value each.
Subsequently, on June 1, 2001, the Stockholders’ Meeting of Telefónica Móviles, S.A. approved certain modifications and clarifications of the stock option plan with a view to making it more attractive and a more efficient mechanism for the motivation and loyalty-building of its beneficiaries.
Lastly, on September 21, 2001, the Board of Directors of Telefónica Móviles, S.A. resolved to develop and establish, in conformity with the aforementioned resolutions of the Stockholders’ Meetings on October 26, 2000 and June 1, 2001, the terms and conditions of the stock option plan. The main features of this plan are as follows:
1.	The plan is open to all the executive directors, executives (including general managers or similar) and employees who on December 1, 2001, were working for companies in which Telefónica Móviles directly or indirectly, during the term of

Telefónica Móviles, S.A.

the plan (i) has a holding carrying voting rights of over 50%, or (ii) has the right to appoint over 50% of the members of the Board of Directors.

Without prejudice to the above, the MOS Program envisaged the possibility of granting new options at dates subsequent to its initial implementation. In order to carry this out, following the issuance of a report by the Appointments and Compensation Committee, the Board of Directors resolved to assign options to both the employees of the new companies which, when joining the Telefónica Móviles Group, met the aforementioned requirements, and the employees hired by companies already participating in the MOS Program. Similarly, the Board resolved that employees could join the plan until December 31, 2003. Consequently, new beneficiaries joined the plan in 2002 and 2003. In 2003 certain companies were excluded from the MOS Program because they ceased to comply with the requirements to remain in it.
2.	There are three types of option:
•	Type-A options, with an exercise price of €11.

•	Type-B options, with an exercise price of €16.5.

•	Type-C options, with an exercise price of €7.235.
3.	Each beneficiary of the Program will receive an equal number of type-A and type- B options and a number of type-C options equal to the sum of the type-A and type- B options received.

4.	The executive directors and executives who are beneficiaries of the MOS Program must place a deposit on one share of Telefónica Móviles, S.A. for every 20 options assigned to them.

5.	Each option, regardless of its type, will entitle its holder to receive one share of Telefónica Móviles, S.A.

6.	The options may be exercised at a rate of one-third each year from the day after the day on which two, three and four years have elapsed from the option grant date (January 2, 2002). The first exercise period commenced on January 2, 2004. The second period commenced on January 3, 2005.

7.	At the exercise date, the options may be settled, at the beneficiary’s request, either (i) through delivery of shares of Telefónica Móviles, S.A., once the beneficiary has paid the option exercise price, or (ii) cashless for cash.
The first phase of the Program commenced on January 2, 2002. The second phase of the Program, which included the companies and new employees who fulfilled the requirements envisaged in the plan, commenced on June 1, 2002, and finished on December 31, 2003. The total number of beneficiaries of the MOS Program was 7,575 as of December 31, 2004 (8,434 as of December 31, 2003). Of these beneficiaries, one is an executive director of Telefónica Móviles, S.A. and ten are general managers or similar executives. 11,137,144 options had been assigned as of December 31, 2004 (12,819,072 as of December 31, 2003).
In 2004, in the second exercise period, 778 employees exercised a total of 79,823 options. Of these employees, two beneficiaries opted for the cashless system and the remainder for the cashless for cash system. The amount received by these beneficiaries upon the exercise of their options was €109 thousand.

Telefónica Móviles, S.A.

Additionally, in 2004 859 employees, owning a total of 1,681,928 options, left the program as a result of early settlement or voluntary withdrawal. €844 thousand were paid in this connection in 2004.
In order to provide coverage for the MOS Program, on September 21, 2001, the Board of Directors resolved to carry out the capital increase approved by the Special Stockholders’ Meeting on October 26, 2000. Since not all the shares comprising the capital increase were subscribed, the Company issued 21,445,962 shares of €0.50 par value each, which were subscribed and paid by BBVA (50%) and La Caixa (50%).
On September 27, 2001, Telefónica Móviles, S.A., on the one hand, and BBVA and La Caixa, on the other, entered into the related share subscription and call option contracts under which the two aforementioned financial institutions granted Telefónica Móviles, S.A. a call option on each of the shares subscribed in order to enable Telefónica Móviles, S.A. to meet its commitments to the beneficiaries of the MOS Program, as described above.
The implementation of the MOS Program and the capital increase at Telefónica Móviles, S.A. to provide coverage for the Program were notified to the Spanish National Securities Market Commission (CNMV) and published in the Abridged Prospectus, which was verified and registered in the CNMV’s Official Register on November 2, 2001.
Agreements with Portugal Telecom-
On January 23, 2001, Telefónica, S.A. and its subsidiary Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis, SGPS, S.A., on the other, entered into an agreement in order to group together all the wireless telephony businesses in Brazil.
To implement this agreement, on October 17, 2002, Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis SGPS, S.A., on the other, entered into the definitive agreements. On December 27, 2002 (after having obtained the necessary authorizations), the two Groups’ holdings in their respective Brazilian wireless telephony operators were contributed to a Dutch joint venture, Brasilcel N.V.
In accordance with the aforementioned definitive agreements, Telefónica Móviles, S.A. and the Portugal Telecom Group have the same voting rights at Brasilcel, N.V. This equality in voting rights will cease to exist if, as a result of capital increases at Brasilcel, N.V., the percentage of ownership of either of the parties falls below 40% during an uninterrupted period of six months. In this event, if the Group with the reduced interest were the Portugal Telecom Group, it would be entitled to sell to Telefónica Móviles, S.A., which would be obliged to buy (directly or through another company), the Portugal Telecom Group’s ownership interest in Brasilcel N.V. This right expires on December 31, 2007. The price for the acquisition of the Portugal Telecom Group’s holding in Brasilcel, N.V. would be calculated on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. Subject to certain conditions, the payment could be made, at Telefónica Móviles’ choice, in (i) cash; (ii) Telefónica Móviles S.A. shares and/or Telefónica, S.A. shares; or (iii) a combination of the two. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom Group had not increased its ownership interest to 50% of the total capital stock of Brasilcel N.V.

Telefónica Móviles, S.A.

Also, in accordance with the definitive agreements, the Portugal Telecom Group will be entitled to sell to Telefónica Móviles, S.A., which will be obliged to buy, its holding in Brasilcel, N.V. should there be a change in control at Telefónica, S.A., at Telefónica Móviles, S.A. or at any other subsidiary of the latter that held a direct or indirect ownership interest in Brasilcel N.V. Similarly, Telefónica Móviles, S.A. will be entitled to sell to the Portugal Telecom Group, which will be obliged to buy, its holding in Brasicel, N.V. if there is a change of control at Portugal Telecom SGPS, S.A., PT Móveis SGPS, S.A. or any other subsidiary of either company that held a direct or indirect ownership interest in Brasilcel N.V. The price will be determined on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. The related payment could be made, at the choice of the Group exercising the put option, in cash or in shares of the wireless telephony operators contributed by the related party, making up the difference, if any, in cash.
Agreements for the acquisition of Pegaso-
Under the agreements entered into for the acquisition of Pegaso, the Burillo Group has certain mechanisms with which it can cease to be a stockholder, instrumented through an option to sell its holding in Telefónica Móviles México, S.A. de C.V. The Burillo Group can exercise its put option in 2007 or 2008, or, if its holding in the company falls below 50% of its original ownership interest, on the date on which such decrease occurs. It the Burillo Group did not exercise its put option, Telefónica Móviles could exercise its purchase option on the shares of the company owned by the Burillo Group. In this case, the purchase price for the shares would be determined on the basis of a valuation of the company on the date on which the rights were exercised. The agreements entered into provide that a portion of the purchase price will be paid in cash, the amount of which will depend upon the Burillo Group’s original investment in the company, to which interest will be added, and from which any cash distribution received by the Burillo Group will be deducted. The remaining portion of the purchase price, if any, will be paid, at Telefónica Móviles’ choice, in cash, in shares of Telefónica Móviles, or a combination of the two.
Additionally, under the stockholders’ agreement entered into, the Burillo Group has certain rights to veto agreements on the conversion of shares from one class to another, declarations of bankruptcy or Chapter 11-type insolvency proceedings, dissolution or liquidation, bylaw amendments which might adversely affect the rights of the Burillo Group, and mergers or corporate reorganizations which do not afford the Burillo Group the opportunity to maintain a given ownership percentage.
Long-distance national license obtained by GTM-
Telefónica Móviles S.A. is backing the commitments assumed by Grupo de Telecomunicaciones Mexicanos S.A de C.V. (“GTM”) to the regulator, COFETEL, for the long-distance national license it has obtained. The maximum amount of this support is MXP 124,154,700. At the date of preparation of these financial statements, no disbursements had been made in this connection.

Telefónica Móviles, S.A.

18) SUBSEQUENT EVENTS
Acquisition of assets of BellSouth-
All the shares of the Chilean and Argentine operators owned by BellSouth were acquired on January 7 and January 11, 2005, thus completing the acquisition of BellSouth’s Latin American operators.
BellSouth’s Chilean operators were acquired on January 7, 2005. The corporate value of these companies under the share purchase agreement dated March 5, 2004, amounted to US$ 531,894 thousand. As a result of the companies’ net debt at the time of acquisition, the final purchase price was US$ 405,505 thousand.
The Argentine companies that belonged to the BellSouth Group were acquired on January 11, 2005. The agreed-upon corporate value of these companies amounted to US$ 988,355 thousand and the price finally paid, after deducting the companies’ net debt, was US$ 673,535 thousand.
The agreement entered into with BellSouth stipulates that, after the acquisition of these companies, Telefónica Móviles will perform various procedures to validate their cash and debt. If as a result of these procedures the debt and cash figures used in the calculation of the final share price at the closing date were found to be inaccurate, the purchase price could be increased or reduced in order to reflect the difference disclosed. Accordingly, the acquisition price might be adjusted slightly upwards or downwards as a result of the validation processes currently under way.
Chile-
On January 7, 2005, Telefónica Móviles, S.A. provided a counterguarantee to Telefónica, S.A. for the syndicated loan of US$ 179,615 thousand arranged by BellSouth Comunicaciones and guaranteed by Telefónica, S.A., which matures on January 7, 2006.
Puerto Rico-
In January 2005 the loan granted by Banco Santander de Puerto Rico to Telefónica Móviles Puerto Rico was repaid. Accordingly, the counterguarantee provided on September 29, 2003, by Telefónica Móviles, S.A. for Telefónica Internacional, S.A. was released.
19) STATEMENTS OF CHANGES IN FINANCIAL POSITION
The statements of changes in financial position for 2004 and 2003 are as follows:

Thousands of Euros
Application of Funds	12/31/04	12/31/03	Source of Funds	12/31/04	12/31/03

Funds applied in operations	48,315	—	Funds obtained from operations	—	5,688

Start-up expenses and deferred charges	—	1,270	Deferred exchange gains allocable to current assets	49,629	421

Distribution of dividends	795,956	757,851	Repayment of loans to Group companies	859,750	404,003

Fixed asset additions
a) Intangible assets	299	259
b) Property, plant and equipment	230	286
c) Investments in Group and associated companies	3,966,482	16,110

Telefónica Móviles, S.A.

Thousands of Euros
Application of Funds	12/31/04	12/31/03	Source of Funds	12/31/04	12/31/03

			Fixed asset disposals
Repayment of long-term debt	—	21,712	a) Intangible assets	202	—
			b) Property, plant and equipment	4	—
Long-term receivables from public authorities	12,829	15,754	c) Long-term investments	—	1,130

Loans to Group companies	1,372,937	1,074,188

Deposits and guarantees given	—	148,494	Deposits and guarantees	66,808	71,266

Other long-term loans	115,861	—	Long-term payables to Group companies	6,286,144	1,063,192

Transfer to long-term investments of short-term loans	759	8,977	Transfer to long term of short-term payables to Group companies	—	140

Transfer to long term of short-term loans	177,015	1,356,986

Transfer to short term of long-term debt	1,698,370	2,098,750	Transfer to short term of long-term loans	233,936	15,678

Total funds applied	8,189,053	5,500,637	Total funds obtained	7,496,473	1,561,518

Funds obtained in excess of funds applied (Increase in working capital)	—	—	Funds applied in excess of funds obtained (Decrease in working capital)	692,580	3,939,119

TOTAL	8,189,053	5,500,637	TOTAL	8,189,053	5,500,637

     Variations in working capital

Increase in working capital	12/31/04	12/31/03	Decrease in working capital	12/31/04	12/31/03

Accounts receivable Accounts payable Short-term investments Cash Accrual accounts	23,921 — — — 7,361	10,057 178,053 — 28 151	Accounts receivable Accounts payable Short-term investments Cash Accrual accounts	— 594,125 129,712 25 —	— — 4,127,408 — —

Total	31,282	188,289	Total	723,862	4,127,408

Variation in working capital	692,580	3,939,119	Variation in working capital	—	—

Total	723,862	4,127,408	Total	723,862	4,127,408

The reconciliation of the balances of the income per books to the funds obtained from operations is as follows:

	Thousands of Euros
	12/31/04	12/31/03

Income for the year	854,379	1,266,686

Add:
Depreciation and amortization expense	36,996	37,389
Provisions to fixed asset allowances	795,000	775,226
Other period provisions	4,919
Exchange gains	125,507	271,719
Losses on disposal of property, plant and equipment and intangible assets	11	—
Less:

Telefónica Móviles, S.A.

	Thousands of Euros
	12/31/04	12/31/03
Allowances used	1,521,564	2,021,241
Corporate income tax	343,558	324,091
Gain on disposal of property, plant and equipment and intangible assets	5	—

Funds obtained from (applied in) operations	(48,315)	5,688

20) EXPLANATION ADDED FOR TRANSLATION TO ENGLISH
These financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.

Telefónica Móviles, S.A. EXHIBIT I

Thousands of Euros		Stockholders’ Equity
	Percentage of				Interim	Gross Book	Allowance for
Subsidiaries and their Investments	Ownership	Capital	Reserves	Income (Loss)	Dividend	Value	Decline in Value

Brasilcel, N.V. (1)	50.00%	102	4,454,242	5,628	—	2,179,379	(105,239)
Joint venture Strawinskylaan 3105 - 1077ZX — Amsterdam
TBS Celular Participações, S.A.(1)	1.12%	161,854	11,784	9,638	(3,536)	525	—
Holding company Avda. Martiniano de Carvalho, 851, 20 andar, parte São Paulo, São Paulo
Telefónica Móviles El Salvador Holding, S.A. de C.V. (1)	100.00%	130,911	(4,488)	(1,188)	—	153,932	(87,662)
Holding company Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
TCG Holdings, S.A. (1)	100.00%	198,309	(1,221)	(393)	—	238,540	(123,852)
Holding company Bulevar Los Próceres 5-56 Zona 10 - Unicentro nivel 11, Guatemala City
Telefónica Móviles España, S.A., Sole-Shareholder Company (1)	100.00%	423,343	(1,011,696)	2,148,162	—	933,211	—
Provision of wireless communications services Plaza de la Independencia, 6 - Pta. 5 - 28001 MADRID
Simpay, Ltd. (2)	25.00%	—	—	—	—	—	—
Wireless payment systems 62-65 Chandos Place, London WC2N 4LP
Omicron Ceti, S.L. (2)	100.00%	3	—	(1)	—	4	—
Holding company José Abascal, Madrid
Telefónica Móviles Puerto Rico, Inc. (1)	100.00%	29	981	(45,409)	—	1,212	(1,212)
Ownership of shareholdings in wireless operators in Puerto Rico Metro Office Park Calle Edificio #17, Suite 600 - 00968 Guaynabo
Telefónica Móviles USA, Inc (2)	100.00%	—	(848)	(76)	—	751	(751)
Telecommunications consulting services 1221 Brickell Avenue — Miami — Florida
TELCA Gestión Guatemala, S.A.	100.00%	—	—	—	—	24	—
Telecommunications services management and advisory services Guatemala
MobiPay Internacional, S.A. (4)	50.00%	11,822	(79)	(3,500)	—	5,212	(979)
Provision of wireless telephony payment services Avenida de Europa 20, Alcobendas, Madrid
Telefónica Móviles Perú Holding , S.A.A. (1)	97.97%	174,951	34,163	1,027	—	254,457	(46,019)
Holding company Avda. Arequipa, 1155 Lima, 01

Telefónica Móviles, S.A. EXHIBIT I

Thousands of Euros		Stockholders’ Equity
	Percentage of				Interim	Gross Book	Allowance for
Subsidiaries and their Investments	Ownership	Capital	Reserves	Income (Loss)	Dividend	Value	Decline in Value

Telefónica Móviles Argentina, S.A. (1) Holding company Ing HUergo 723,piso 17-Capital Federal-Argentina	97.93%	128,734	(566,579)	(84,577)	—	495,786	(495,786)
Telefónica de Centroamérica, S.L. (2) Inactive Gran Vía, nº 28, Madrid	100.00%	500	10	(127)	—	1,326	—
Telefónica Móviles Holding Uruguay, S.A. (1) Inactive Plza de la Independencia 8, planta baja, Montevideo	100.00%	24,006	—	54	—	25,803	—
Paging de Centroamérica, S.A. (2) Provision of telecommunications and paging services Bulevar Los Próceres 5-56 Zona 10 - Univentro Nivel 11, Guatemala City	99.98%	—	—	—	—	1	—
Telefonica Soporte y Tecnología, S.A. (2) Provision of telecommunications and paging services Bulevar Los Próceres 5-56 Zona 10 - Univentro Nivel 11, Guatemala City	99.98%	—	—	—	—	1	—
Telefónica Móviles México, S.A. de C.V. (1) Holding company Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120	92.00%	1,443,010	(594,678)	(658,734)	—	998,991	(998,991)
Telefónica Telecomunicaciones México Holding company Río Duero 31, Mexico City 06500	94.9%	—	—	—	—		—
Telefónica Móviles Soluciones y Aplicaciones, S.A. (1) Provision of computer and communications services Avenida del Cóndor Nº720, piso 4, comuna de Huechuraba, Santiago	100.00%	9,142	(358)	(4,778)	—	9,500	(5,420)
Inversiones Telefónica Móviles Holding Limitada (1) (3) Holding company Miraflores 130, piso 12, Santiago	100.00%	428,232	—	(22,147)	—	423,886	(22,213)
TEM eServices Latin America, Inc (1) (3) Provision of computer services Mellon Financial Center 1111 Brickell ave. Suite 1000, Miami, Florida 33131	100.00%	—	—	—	—		—
Ecuador Cellular Holding, B.V. (1) (3) Holding company Strawinskylaan 3105, Atium 7th, Amsterdam	100.00%	—	219,708	(6,821)	—	663,428	(25,349)
Cellular Holdings (Central America), Inc. Holding company Palm Grove House, PO Box 438, tortola, BVI	100.00%	—	—	—	—	37,934	—
Guatemala Cellular Holdings, B.V. (1) (3) Holding company Strawinskylaan 3105, Atium 7th, Amsterdam	100.00%	—	4,278	822	—	29,387	—
Multi Holding Corporation Holding company Edificio HSBC, Piso 11, Avd Samuel Lewis, Panama	99.23%	—	—	—	—	298,715	—
Panamá Cellular Holdings, B.V. (1) (3) Holding company Strawinskylaan 3105, Atium 7th, Amsterdam	100.00%	—	40,138	2,292	—	238,174	(2,669)
Latin America Cellular Holdings, B.V. (1) (3) Holding company Strawinskylaan 3105, Atium 7th, Amsterdam	100.00%	558	1,284,593	6,961	—	1,377,722	(18,788)
Comunicaciones Móviles de Perú, S.A. (1) (3) Wireless telephony operator	2.42%	23,094	(30,036)	(1,324)	—	167	—

Telefónica Móviles, S.A. EXHIBIT I

Thousands of Euros		Stockholders’ Equity
	Percentage of				Interim	Gross Book	Allowance for
Subsidiaries and their Investments	Ownership	Capital	Reserves	Income (Loss)	Dividend	Value	Decline in Value

Av. Republica e Panamá nº3055, San Isidro, Lima
Comtel Comunicaciones Telefónicas, S.A. (1) (3) Holding company Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060, Venezuela	65.14%	23,229	127,251	5,558	(27,562)	153	—
Telcel, C.A. (1) (3) Wireless telephony operator Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060, Venezuela	1.00%	104,374	365,118	17,479	(86,130)	240,468	—
Telefónica Móviles Colombia, S.A. (1) (3) Wireless communications operator Calle 100, Nº 7-33, Piso 15, Bogotá, Colombia	22.44%	287	143,570	13,822	—	115,601	—
Total subsidiaries and associated companies as of 12/31/04						8,724,290	(1,934,930)

(1)	Data obtained from these companies’ individual financial statements as of December 31, 2004. The data on companies outside the euro zone were translated to euros by applying the year-end exchange rates to capital and reserves and the average exchange rates for the period to their results.

(2)	Data obtained from these companies’ individual financial statements as of December 31, 2003.

(3)	The “Income (Loss)” column reflects the companies’ revenues and expenses from the date of acquisition of the holding or incorporation of the company through year-end.

(4)	Data obtained from these companies’ individual financial statements as of October 31, 2004.

Telefónica Móviles, S.A.
Translation of a report originally issued in Spanish. In the event of a discrepancy, the Spanish-language version prevails.
TELEFÓNICA MÓVILES, S.A.
2004 MANAGEMENT REPORT
On February 14, 2000, as part of the process to structure the Telefónica Group by business line, Telefónica Móviles, S.A. was incorporated as the company in charge of managing the Telefónica Group’s wireless communications businesses, and as a vehicle for expansion in the countries in which the Telefónica Group does not yet have a presence.
In 2004 Telefónica Móviles, S.A. acquired all the shares of Telefónica Móvil de Chile, S.A., which provides wireless telecommunications services in Chile, for US$ 1,058 million and the assumption of debt amounting to CLP 168,000 million. The acquisition cost for Telefónica Móviles was €870 million.
On March 5, 2004, Telefónica Móviles, S.A. reached an agreement with BellSouth Corporation (“BellSouth”) for the acquisition of all the holdings owned by it in Argentina, Chile, Peru, Venezuela, Colombia, Ecuador, Uruguay, Guatemala, Nicaragua and Panama.
The effective transfer of the shares of these companies was conditional upon the obtainment of the required regulatory authorizations in each country and on the acceptance of the offers by the minority stockholders. The shares were effectively transferred in the last quarter of 2004. BellSouth’s holdings in Ecuador, Guatemala and Panama were transferred on October 14, 2004, and the holdings in Colombia, Nicaragua, Peru, Uruguay and Venezuela were transferred on October 28, 2004. Lastly, the holdings in Chile and Argentina were transferred on January 7 and 11, 2005, respectively.
In addition to the acquisition of the BellSouth Group’s ownership interests in the wireless telephony operators in Latin America, in compliance with the commitments assumed under the share purchase agreements, Telefónica Móviles offered to acquire the ownership interests held by the minority stockholders of these companies, and in all cases the acquisition price was equal to that agreed on with BellSouth.
Under this agreement, the total assets of the aforementioned operators were valued at US$ 4,330 million (US$ 5,850 million including the investments in Argentina and Chile acquired in January 2005). The total acquisition cost for Telefónica Móviles, adjusted by the net debt of the companies at the transfer date, amounted to €3,252,539 thousand (excluding Chile and Argentina).
On April 16, 2004, the Stockholders’ Meeting of Telefónica Móviles approved the payment of a dividend in cash on each of the Company’s outstanding shares of €0.1838 gross out of 2004 income. This dividend was paid on June 16, 2004.
As regards the customer base, Telefónica Móviles, S.A. ended 2004 with 74.4 million managed customers, including those of the joint venture with Portugal Telecom, as compared with 52 million at 2003 year-end, thereby consolidating its position as one of the leading operators in the industry.
In 2004 Telefónica Móviles, S.A. recorded an individual profit of €854,379 thousand, mainly as a result of the following factors:

1

Telefónica Móviles, S.A.
–	The operating revenues, which amounted to €39,853 thousand, arose mainly from the Technical Capacity Transfer and Management Contracts entered into by the Company with various operators in Brazil, Peru, El Salvador and Guatemala.

–	Operating expenses amounted to €127,120 thousand, of which €33,243 thousand relate to personnel expenses and €93,877 thousand to depreciation and amortization and other management expenses.

–	The financial loss amounted to €138,194 thousand. The financial items included financial revenues of €362,088 thousand relating to loans granted to various Telefónica Móviles Group companies and financial expenses of €331,448 thousand relating to financing granted mainly by Telefónica, S.A.

–	The extraordinary income of €736,282 thousand recorded in 2004 arose mainly from the variation in investment valuation allowances.
The balance sheet as of December 31, 2004, of Telefónica Móviles, S.A. includes assets totaling €15,905,216 thousand, of which €32,179 thousand relate to incorporation, preopening and capital increase expenses and €7,784,536 thousand to investments in companies abroad.
Since it files consolidated tax returns in the Telefónica Group, in 2004 Telefónica Móviles, S.A recorded a corporate income tax revenue of €343,558 thousand and transferred tax assets amounting to €195,322 thousand to the Parent Company.
As of December 31, 2004, Telefónica Móviles, S.A had 157 employees.
As of December 31, 2004, a very small number of shares (496) were held as treasury stock. These shares were acquired in the framework of the partial execution of the MOS Program. These shares will either be delivered to beneficiaries who exercise their options on subsequent dates or will be retired pursuant to the commitments assumed by the Company. In accordance with current legislation, the related restricted reserve of €1,000 was recorded.

2